Exhibit 2.1

STOCK PURCHASE AGREEMENT

By and Among

NOVASEP PROCESS SAS AND

JOHN CONNORS

(collectively, the “Sellers”)

And

REPLIGEN CORPORATION

(“Purchaser”)

DATE: DECEMBER 14, 2016

APPENDIX A:	DEFINITIONS

APPENDIX B:	STOCK OWNERSHIP OF TANGENX AND TANGENX HOLDING

APPENDIX C:	ALLOCATION OF PURCHASE PRICE AMONG THE SELLERS

APPENDIX D:	INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

APPENDIX E:	PRESS RELEASE

APPENDIX F:	ESCROW AGREEMENT

APPENDIX G:	ESTIMATED WORKING CAPITAL STATEMENT

APPENDIX H:	EXCEPTIONS TO THE TANGENX ACCOUNTING PRACTICES

APPENDIX I:	CALCULATION OF ESTIMATED TAX ADJUSTMENT AMOUNT

APPENDIX J:	EMPLOYMENT AGREEMENT FOR JOHN CONNORS

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of December, 2016, by and among NOVASEP PROCESS SAS, a French corporation (“Novasep”), and JOHN CONNORS (“Connors”) (each, a “Seller”, and collectively, the “Sellers”), and REPLIGEN CORPORATION, a Delaware corporation (the “Purchaser”).

RECITALS

A.    The Sellers have consummated a restructuring transaction, pursuant to which: (i) Novasep formed TangenX Holding, Inc. (“TangenX Holding”), a Delaware corporation, on November 10, 2016, and thereafter contributed one-hundred percent (100%) of its shares of capital stock of Novasep, Inc. to TangenX Holding (the “Contribution”); (ii) immediately following the Contribution, and as part of an integrated plan, Novasep, Inc. was converted from a New Jersey corporation to a New Jersey limited liability company and is now known as Novasep, LLC (the “Conversion”) (the Contribution and the Conversion are intended to qualify as a tax-free reorganization under Code Section 368(a)(1)(F)); (iii) following the Conversion, Novasep, LLC distributed one-hundred percent (100%) of its stock in TangenX Technology Corporation, a Massachusetts corporation (“TangenX”), to TangenX Holding; (iv) Groupe Novasep SAS formed Novasep Americas, Inc. (“Novasep Americas”) as a newly-formed Delaware corporation and a wholly-owned subsidiary of Groupe Novasep SAS, on October 20, 2016; and (v) Novasep Americas purchased one-hundred percent (100%) of the equity interests of Novasep, LLC from TangenX Holding and TangenX Holding distributed the cash purchase price to Novasep (collectively, the “Reorganization”).

B.    On October 26, 2016, TangenX repurchased (the “Repurchase”) all of the shares of common stock of TangenX then held by Mark Perreault (the “Repurchased Stock”).

C.    Following the Reorganization and the Repurchase, (i) Novasep owns 100% of the equity of TangenX Holding, and (ii) TangenX Holding owns 79.71% of the equity of TangenX, and Connors owns 20.29% of the equity of TangenX.

D.    Purchaser desires to purchase (i) 100% of the equity of TangenX Holding owned by Novasep, and (ii) 100% of the equity of TangenX owned by Connors.

E.    Upon consummation of these transactions, the Purchaser will own directly (following the Purchaser’s purchase hereunder from Connors) and indirectly (through TangenX Holding) one hundred percent (100%) of the issued and outstanding equity of TangenX.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Sellers agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Appendix A attached hereto.

ARTICLE 2

PURCHASE OF STOCK; PURCHASE PRICE

2.1    Purchase and Sale of Stock.

(a)    Novasep represents to the Purchaser that the current stock ownership of TangenX Holding is as described in Section 3.2(a).

(b)    Novasep represents to the Purchaser that its current stock ownership of TangenX is as described in Section 3.2(b).

(c)    Connors represents to the Purchaser that his current stock ownership of TangenX is as described in Section 3.2(b).

(d)    Novasep hereby sells to the Purchaser all of the stock of TangenX Holding owned by Novasep and which is listed on Appendix B (the “Novasep-Owned Stock”).

(e)    Connors hereby sells to the Purchaser all of the Class A voting and Class B nonvoting common stock of TangenX owned by Connors and which is listed on Appendix B (the “Connors-Owned Stock”).

(f)    The Novasep-Owned Stock and the Connors-Owned Stock shall be collectively referred to hereafter as the “Stock”.

(g)    In reliance upon the representations, warranties and covenants contained in this Agreement, the Purchaser agrees to purchase the Stock from the Sellers, and the Sellers agree to sell, transfer, convey, assign and deliver the Stock to the Purchaser on the terms and conditions set forth in this Agreement. Such sale, transfer, conveyance, assignment and delivery of the Stock shall convey good and valid title to the Stock, free and clear of any and all Rights and Encumbrances, and at such time the Stock will be fully paid and non-assessable.

2.2    Purchase Price. The term “Purchase Price” means an amount equal to:

(a)    the Closing Cash Consideration; plus

(b)    the Escrow Amount (to the extent released to the Sellers in accordance with the terms set forth herein and the Escrow Agreement); plus

(c)    if the Closing Cash Adjustment is positive, the absolute amount of the Closing Cash Adjustment; minus

(d)    if the Closing Cash Adjustment is negative, the absolute amount of the Closing Cash Adjustment; minus

(e)    the Tax Adjustment Amount (as defined in Section 5.3(h)) as calculated as of the Closing Date (the “Estimated Tax Adjustment Amount”). The calculation of the Estimated Tax Adjustment Amount is set forth on Appendix I. The Tax Adjustment Amount shall be deducted from the consideration paid by the Purchaser to Novasep in accordance with Appendix C.

2.3    Payment of Purchase Price. On the Closing Date, the Purchaser shall, by wire transfer of immediately available funds, (i) pay to each Seller such consideration as set forth on Appendix C in accordance with the wire instructions provided to the Purchaser by such Seller prior to the Closing (the “Wire Transfer Instructions”), and (ii) deposit cash in the amount of the Escrow Amount to the Escrow Account.

2.4    Pre-Closing Estimates. Attached hereto as Appendix G is Sellers’ good faith estimate of each of the following information (the “Estimated Working Capital Statement”): (a) the balance sheet of TangenX as of the close of business on the Closing Date, without giving effect to the transactions contemplated by this Agreement and prepared in accordance with the TangenX Accounting Practices; (b) the Working Capital Amount (the “Estimated Working Capital”); (c) the Cash and Cash Equivalents (the “Estimated Cash and Cash Equivalents”); (d) the Indebtedness of TangenX as of immediately prior to the Closing (the “Estimated Indebtedness”); (e) the unpaid Transaction Costs as of immediately prior to the Closing (the “Estimated Transaction Costs”); and (f) a calculation of the Closing Cash Consideration and the Closing Cash Adjustment; in each case, along with reasonable supporting detail to evidence the calculation of such amount.

2.5    Post-Closing Purchase Price Adjustments.

(a)    Within ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to the Sellers the Initial Working Capital Statement, which shall include reasonable detail supporting the Purchaser’s calculations set forth therein and reasonable detail supporting any change from the amounts set forth in the Estimated Working Capital Statement or the calculations set forth therein.

(b)    Subject to complying with the restrictions set forth in Section 5.1, at reasonable times during normal business hours during the 30-day period immediately following the Sellers’ receipt of the Initial Working Capital Statement, each Seller and his or its Representatives shall be permitted to review the records of TangenX relating to the Initial Working Capital Statement that are reasonably requested by such Seller, and the Purchaser shall make reasonably available to each Seller and his or its Representatives the individuals employed by TangenX and/or the Purchaser that were responsible for the preparation of the Initial Working Capital Statement in order to respond to the reasonable inquiries of such Seller related thereto. Any information provided to the Sellers pursuant to this Section 2.5 shall be considered Covered Information.

(c)    The Sellers shall deliver to the Purchaser by the Objection Deadline Date either a notice indicating that the Sellers accept the Initial Working Capital Statement (“Notice of Acceptance”) or a detailed statement describing the Sellers’ objections to the Initial Working Capital Statement (“Notice of Disagreement”); provided, that any objections must be on the basis that the amounts set forth in the Initial Working Capital Statement (i) were not determined in accordance with the TangenX Accounting Practices (or in the case of Indebtedness of the types included in clauses (d), (f) and (h) of the definition of Indebtedness, GAAP) or otherwise not calculated in accordance with the applicable terms of this Agreement, or (ii) were arrived at based on mathematical or clerical error. If the Sellers deliver to the Purchaser a Notice of Acceptance, or the Sellers do not deliver a Notice of Disagreement on or before the Objection Deadline Date, then, effective as of the earlier of the date of delivery of such Notice of Acceptance and the end of the Objection Deadline Date, the Initial Working Capital Statement shall be deemed to be the Final Working Capital Statement. If the Sellers timely deliver a Notice of Disagreement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute (the “Disputed Items”), and all other matters included in the Initial Working Capital Statement shall be final, binding and conclusive upon the parties hereto.

(d)    The Disputed Items set forth on the Notice of Disagreement shall be resolved as follows:

(i)    The Sellers and the Purchaser shall first use commercially reasonable efforts to resolve such Disputed Items.

(ii)    Any resolution by the Sellers and the Purchaser as to such Disputed Items shall be final and binding on the parties hereto.

(iii)    If the Sellers and the Purchaser do not reach a resolution of all Disputed Items set forth on the Notice of Disagreement within thirty (30) days after delivery of such Notice of Disagreement, the Sellers and the Purchaser shall, within thirty (30) days following the expiration of such 30-day period, engage the Accounting Referee, pursuant to an engagement agreement executed by the Sellers, the Purchaser and the Accounting Referee, to resolve any Unresolved Objections.

(iv)    The Accounting Referee shall be instructed only to resolve the Unresolved Objections based on written information to be provided to, or presentations made to, the Accounting Referee by the Sellers and the Purchaser and shall be instructed not to otherwise investigate any other matter independently. The Sellers and the Purchaser shall request that the Accounting Referee make a final determination (which determination shall be binding on the parties hereto) of the Unresolved Objections within thirty (30) days from the date the Unresolved Objections and presentations were submitted to the Accounting Referee and such final determination shall be deemed the Final Working Capital Statement. During the 30-day review by the Accounting Referee, the Sellers and the Purchaser shall each make available to the Accounting Referee such individuals and such information, books and records as may be reasonably required by the Accounting Referee to make its final determination.

(v)    The resolution by the Accounting Referee of the Unresolved Objections shall be conclusive and binding upon the parties hereto absent manifest error or fraud. The parties hereto agree that the procedure set forth in this Section 2.5(d) for resolving disputes with respect to the Working Capital Amount and the Cash and Cash Equivalents shall be the sole and exclusive method for resolving any such disputes.

(vi)    The fees and expenses of the Accounting Referee will be allocated to and paid by the Purchaser, on the one hand, and the Sellers, on the other hand, based upon the relative success (in terms of percentages) of the aggregate of each of the Purchaser’s and the Sellers’ claims, as determined by the Accounting Referee.

(e)    The Initial Working Capital Statement, including any modifications resulting from the resolution of any Disputed Items set forth in the Notice of Disagreement, shall be deemed to be the Final Working Capital Statement and be binding on the parties hereto for the purposes of this Section 2.5 upon the earliest to occur of: (i) the delivery by the Sellers of the Notice of Acceptance or the failure of the Sellers to deliver the Notice of Disagreement by the Objection Deadline Date pursuant to Section 2.5(c); (ii) the resolution of all Disputed Items by the Sellers and the Purchaser pursuant to Section 2.5(d)(ii); and (iii) the resolution of all Disputed Items pursuant to Section 2.5(d)(v) by the Accounting Referee. Within five (5) Business Days after the Final Working Capital Statement becomes or is deemed final and binding on the parties hereto, an adjustment to the Purchase Price and a payment by wire transfer in respect thereof described below shall be made as follows:

(i)    If the Closing Cash Adjustment is positive, within five (5) Business Days of the final determination of all amounts covered in the Initial Working Capital Statement, the Purchaser shall pay to the Sellers an amount equal to the Closing Cash Adjustment, which amount shall be paid to each Seller based on his or its Pro Rata Share of the Closing Cash Adjustment by wire transfer to the Wire Transfer Instructions; or

(ii)    If the Closing Cash Adjustment is negative, then an amount in cash equal to the absolute amount of the Closing Cash Adjustment shall be paid to the Purchaser by the Escrow Agent from the Escrow Account, and in the event that the Closing Cash Adjustment owed to the Purchaser exceeds the Escrow Fund, the Purchaser may seek payment of any such excess directly from the Sellers. Any payment required under this Section 2.5(e)(ii) shall be made within five (5) Business Days of the final determination of all amounts covered in the Initial Working Capital Statement.

(f)    If the delivery deadline date for the Initial Working Capital Statement or the Objection Deadline Date is a day that is not a Business Day, the applicable delivery deadline date shall be the immediately following Business Day.

2.6    Withholding. The Purchaser shall be entitled to deduct and withhold from any consideration payable pursuant to or as contemplated by this Agreement such amounts as are required to be deducted or withheld therefrom or in connection therewith under the Code or Treasury Regulations or any other provision of Applicable Law. Subject to the receipt of the applicable FIRPTA Certificate and Form W-9 or Form W-8BEN-E with respect to each Seller, the Purchaser shall use its reasonable best efforts to consult in good faith with Sellers regarding any such withholding and to cooperate with Sellers to take reasonable actions requested by Sellers as will enable the Purchaser, TangenX and/or the Sellers to take advantage of any exemption from or reduction in such Taxes under any applicable double taxation agreement or treaty. Such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.7    Closing and Closing Deliveries.

(a)    Closing and Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof via the exchange of documents and signatures in portable document file (PDF) format. The Closing shall be effective as of 11:59 P.M. (Eastern Standard Time) on the date of Closing and such date is referred to in this Agreement as the “Closing Date.”

(b)    Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver to the Purchaser each and all of the following:

(i)    A certificate of good standing for TangenX dated within ten (10) calendar days of the Closing Date issued by the Secretary of State of the Commonwealth of Massachusetts;

(ii)    A pay-off letter, in form and substance reasonably satisfactory to the Purchaser, from each Person who holds any Estimated Indebtedness listed on Schedule 2.7(b)(ii), together with evidence in form and substance reasonably satisfactory to the Purchaser that all Encumbrances have been fully and finally released;

(iii)    Copies of the executed third party consents, approvals, assignments, waivers or authorizations set forth on Schedule 2.7(b)(iii) relating to TangenX, in form and substance reasonably satisfactory to the Purchaser;

(iv)    Evidence in form and substance reasonably satisfactory to the Purchaser that each of the agreements and arrangements set forth on Schedule 2.7(b)(iv) have been terminated in their entirety with no further Liabilities to TangenX;

(v)    An Intellectual Property Assignment Agreement, in substantially the form attached hereto as Appendix D, executed by Groupe Novasep SAS and TangenX;

(vi)    Letters of resignation of all members of the board of directors and officers of TangenX in form and substance reasonably satisfactory to the Purchaser;

(vii)    The Estimated Working Capital Statement; and

(viii)    Such other documents as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby relating to TangenX or which may be customary under local law.

(c)    Closing Deliveries by Novasep. At the Closing, Novasep shall deliver to the Purchaser each and all of the following:

(i)    Copies of the certificates evidencing the Novasep-Owned Stock. Upon Novasep’s receipt of its consideration set forth on Appendix C, Novasep shall deliver the original certificates evidencing the Novasep-Owned Stock duly endorsed by Novasep in blank or accompanied by a stock power duly executed by Novasep, together with a Form W-8BEN-E from Novasep;

(ii)    A certificate of good standing for TangenX Holding dated within ten (10) calendar days of the Closing Date issued by the Secretary of State of the State of Delaware;

(iii)    Copies of the executed third party consents, approvals, assignments, waivers or authorizations set forth on Schedule 2.7(c)(iii), in form and substance reasonably satisfactory to the Purchaser;

(iv)    Duly executed letters of resignation of all members of the board of directors and officers of TangenX Holding in form and substance reasonably satisfactory to the Purchaser;

(v)    The Escrow Agreement, duly executed by the Escrow Agent and Novasep;

(vi)    A certificate, in a form reasonably satisfactory to Purchaser, issued by each of TangenX Holding and TangenX conforming to the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and (ii) a notice to the Internal Revenue Service, in accordance with the requirements of proof reasonably satisfactory to Purchaser that TangenX Holding and TangenX, as applicable, has provided notice of such statement to the Internal Revenue Service pursuant to Treasury Regulation Section 1.897-2(h)(2) dated as of the Closing Date, in a form reasonably satisfactory to Purchaser, together with written authorization for Purchaser to deliver such notice to the Internal Revenue Service on behalf of TangenX Holding and TangenX, as applicable, after the Closing (the “FIRPTA Certificate”); and

(vii)    Such other documents as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby relating to TangenX Holding or which may be customary under local law.

(d)    Closing Deliveries by Connors. At the Closing, Connors shall deliver to the Purchaser each and all of the following:

(i)    The original certificates evidencing the Connors-Owned Stock duly endorsed by Connors in blank or accompanied by a stock power duly executed by Connors, together with a Form W-9 from Connors;

(ii)    An employment agreement and associated employment-related documents (including the Purchaser’s form of confidentiality and assignment of inventions agreement), each in the form attached hereto as Appendix J, executed by Connors;

(iii)    The Escrow Agreement, duly executed by the Escrow Agent and Connors; and

(iv)    Such other documents as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local law.

(e)    Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall execute and deliver to the Sellers each and all of the following:

(i)    Payment of the Closing Cash Consideration in the manner set forth in Section 2.3 of this Agreement;

(ii)    The Escrow Agreement, duly executed by the Escrow Agent and the Purchaser; and

(iii)    Such other documents as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement for the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers represent and warrant to the Purchaser that each and all of the following representations and warranties (as modified by the Schedules to this Agreement (the “Schedules”)) are true and correct as of the date of this Agreement; provided, however, that, except as specifically provided in this Article 3, (i) Connors is making the representations and warranties with respect to himself and TangenX only, and not with respect to Novasep or TangenX Holding, and (ii) Novasep is making the representations and warranties with respect to itself, TangenX Holding and TangenX, and not with respect to Connors. The Schedules shall be arranged to correspond to the sections and subsections contained in this Article 3.

3.1    Organization.

(a)    TangenX Holding. TangenX Holding is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. TangenX Holding has all requisite power and authority, corporate and otherwise, to own its properties and assets now owned by it. TangenX Holding was incorporated on November 10, 2016 solely for the purpose of engaging in the Reorganization and the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation, the Reorganization and the transactions contemplated by this Agreement, TangenX Holding has not signed any contract or entered into any arrangement or understanding or engaged in any business activity of any type or kind whatsoever.

(b)    TangenX. TangenX is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts. TangenX has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets now owned, operated or leased by it, and to conduct the Business as it is now being conducted. TangenX is duly qualified or authorized to do business and is in good standing under the Applicable Laws of each jurisdiction in which the conduct of its Business or the ownership, operation or lease of its properties and assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not be material to TangenX. TangenX has made available to the Purchaser a true, correct and complete copy of the articles of organization, bylaws and other organizational documents, each as in effect on the date hereof, of TangenX.

(c)    Novasep. Novasep is a corporation duly organized, validly existing, and in good standing under the laws of France. Novasep has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets now owned, operated or leased by it, and to conduct its business as it is now being conducted.

3.2    Capitalization.

(a)    The authorized capital stock of TangenX Holding consists solely of 1,000 authorized shares of common stock, with a par value of $0.01 per share. All 1,000 authorized shares of common stock of TangenX Holding are issued and outstanding and owned beneficially and of record by Novasep, free and clear of all Encumbrances.

(b)    The authorized capital stock of TangenX consists solely of 2,000 authorized shares of Class A voting common stock, with no par value, and 198,000 authorized shares of Class B non-voting common stock, with no par value. Concerning the Class A voting common stock, 415 shares are issued and outstanding, with 100 shares owned beneficially and of record by Connors, and 315 shares owned beneficially and of record by TangenX Holding, in each case free and clear of all liens and Encumbrances. Concerning the Class B non-voting common stock, 14,865 shares are issued and outstanding, and 3,000 shares are owned beneficially and of record by Connors and 11,865 shares are owned beneficially and of record by TangenX Holding, in each case free and clear of all Encumbrances.

(c)    The Novasep-Owned Stock held by Novasep was duly authorized for issuance and are validly issued, fully paid and non-assessable. No Novasep-Owned Stock has been issued in violation of any securities laws or the rights of any Person. There are (i) no convertible securities outstanding or employee equity plans or any similar plan or agreement that is intended to simulate equity ownership of TangenX Holding, (ii) no Rights outstanding or obligations to issue any shares, Rights or convertible securities, and (iii) no shareholder agreements or other agreements, understandings or commitments relating to the rights of Novasep to vote or dispose of the Novasep-Owned Stock or to receive any portion of the Purchase Price. There are no declared but unpaid dividends with respect to the Novasep-Owned Stock. TangenX Holding does not own any shares of stock or other securities or equity interests, directly or indirectly, in any other Person. TangenX Holding has not loaned any funds to any Person.

(d)    The Connors-Owned Stock held by Connors and the shares of common stock of TangenX held by TangenX Holding were duly authorized for issuance and are validly issued, fully paid and non-assessable. No Connors-Owned Stock or shares of common stock of TangenX held by TangenX Holding have been issued in violation of any securities laws or the rights of any Person. Except as set forth in Schedule 3.2, there are (i) no convertible securities outstanding or employee equity plans or any similar plan or agreement that is intended to simulate equity ownership of TangenX, (ii) no Rights outstanding or obligations to issue any shares, Rights or convertible securities, and (iii) no shareholder agreements or other agreements, understandings or commitments relating to the rights of the Sellers to vote or dispose of the Connors-Owned Stock or the shares of common stock of TangenX held by TangenX Holding, or to receive any portion of the Purchase Price. There are no declared but unpaid dividends with respect to the Connors-Owned Stock or the shares of common stock of TangenX held by TangenX Holding. TangenX does not own any shares of stock or other securities or equity interests, directly or indirectly, in any other Person. Except as set forth in Schedule 3.2, TangenX has not loaned any funds to any Person (other than advances to employees in the Ordinary Course of Business).

3.3    Due Authorization.

(a)    The execution, delivery and performance by Novasep, TangenX, and TangenX Holding of this Agreement and the Ancillary Documents to which they are parties, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action (if applicable) on the part of Novasep, TangenX and TangenX Holding. This Agreement and the Ancillary Documents have been duly and validly authorized, executed and delivered by Novasep, TangenX and TangenX Holding and the obligations of Novasep, TangenX and TangenX Holding hereunder and thereunder are or will be, upon such execution and delivery (and assuming due authorization, execution and delivery by the other parties hereto and thereto), valid, legally binding and enforceable against Novasep, TangenX and TangenX Holding in accordance with their respective terms.

(b)    Connors has all necessary capacity required for the execution, delivery and performance by Connors of this Agreement and the Ancillary Documents to which he is a party, and the consummation by Connors of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Documents have been duly and validly authorized, executed and delivered by Connors, and the obligations of Connors hereunder and thereunder are or will be, upon such execution and delivery (and assuming due authorization, execution and delivery by the other parties hereto and thereto), valid, legally binding and enforceable against Connors in accordance with their respective terms.

3.4    Lawful Performance.

(a)    Novasep has full power and authority to sell, assign, transfer, convey and deliver the Novasep-Owned Stock to the Purchaser and to otherwise perform its obligations under this Agreement and the Ancillary Documents to which it is a party. The execution, delivery and performance of this Agreement and the Ancillary Documents to be executed, delivered and performed by Novasep, TangenX and TangenX Holding pursuant to this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate any provision of any agreement entered into by Novasep with respect to the Novasep-Owned Stock or the organizational documents of TangenX or TangenX Holding; (ii) result in a violation or breach of any of the terms, conditions or provisions of, or give rise to any termination or cancellation, or acceleration of any obligation under, any note, bond, mortgage, indenture, license, franchise, Permit (including, but not limited to, any Permits, approvals or authorizations of any Governmental Body), lease or other Contract to which TangenX is a party or to which Novasep is a party with respect to the Novasep-Owned Stock, or by which they or any of their properties or assets may be bound; (iii) violate any Applicable Laws; or (iv) result in the creation of any Encumbrances upon any shares of Novasep-Owned Stock or any Encumbrance upon any of TangenX’s assets or properties.

(b)    Connors has full power and authority to sell, assign, transfer, convey and deliver the Connors-Owned Stock to the Purchaser and to otherwise perform his obligations under this Agreement and the Ancillary Documents to which he is a party. The execution, delivery and performance of this Agreement and the Ancillary Documents to be executed, delivered and performed by Connors and TangenX pursuant to this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate any provision of any agreement entered into by Connors or the organizational documents of TangenX; (ii) result in a violation or breach of any of the terms, conditions or provisions of, or give rise to any termination or cancellation, or acceleration of any obligation under, any note, bond, mortgage, indenture, license, franchise, Permit (including, but not limited to, any Permits, approvals or authorizations of any Governmental Body), lease or other Contract to which TangenX is a party or to which Connors is a party, or by which they or any of their properties or assets may be bound; (iii) violate any Applicable Laws; or (iv) result in the creation of any Encumbrances upon any shares of Connors-Owned Stock or any Encumbrance upon any of TangenX’s assets or properties.

(c)    The execution, delivery and performance by Novasep, TangenX and TangenX Holding of this Agreement and each Ancillary Document to which they are parties, as applicable, do not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to any Governmental Body or any other Person other than those consents set forth in Schedule 3.13.

(d)    The execution, delivery and performance by Connors and TangenX of this Agreement and each Ancillary Document to which they are parties, as applicable, do not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to any Governmental Body or any other Person other than those consents set forth in Schedule 3.13.

3.5    Litigation.

(a)    Except as set forth on Schedule 3.5, there is no Proceeding pending or, to the Knowledge of the Sellers, Threatened, and, in the past three (3) years, there has not been any Proceeding involving claims in excess of $25,000, with respect to (i) the Business, or (ii) the operations, assets or properties of TangenX.

(b)    There is no Proceeding pending or, to the Knowledge of Novasep, Threatened, and, in the past three (3) years, there has not been any Proceeding involving claims in excess of $25,000, (i) with respect to the transactions contemplated by this Agreement; or (ii) against Novasep that would reasonably be expected to adversely affect or restrict Novasep’s ability to enter into and perform Novasep’s obligations under this Agreement or any Ancillary Document to which it is a party.

(c)    There is no Proceeding pending or, to the Knowledge of Connors, Threatened, and, in the past three (3) years, there has not been any Proceeding involving claims in excess of $25,000, (i) with respect to the transactions contemplated by this Agreement; or (ii) against Connors that would reasonably be expected to adversely affect or restrict Connors’ ability to enter into and perform Connors’ obligations under this Agreement or any Ancillary Document to which he is a party.

3.6    Employment and Benefit Matters. Schedule 3.6 lists all of TangenX’s employees as of the date of this Agreement, setting forth for each employee: his or her position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; and business location.

(a)    No Employment Proceedings. Except as otherwise disclosed on Schedule 3.6(a), there is no, and within the past three (3) years there has not been any, Proceeding pending or, to the Knowledge of the Sellers, Threatened by any Person against TangenX, or any of its respective current or former officers or directors relating to employment or labor matters, including with respect to the classification of independent contractors, equal employment opportunity, discrimination, harassment, wrongful discharge, unfair labor practices, immigration, wages, hours, benefits, collective bargaining, the payment of social security or similar Taxes, occupational safety and health or plant closings.

(b)    Benefit Plans.

(i)    Except as set forth in Schedule 3.6(b)(i), TangenX has not maintained or contributed to, or could have any Liability with respect to any Benefit Plans. TangenX does not and will not have any unfunded Liability for services rendered prior to the Closing Date under any Benefit Plans.

(ii)    Each Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualification, and, to the Knowledge of the Sellers, and except as otherwise disclosed on Schedule 3.6(b)(iii), no event or omission has occurred that would cause any Benefit Plan to lose such qualification.

(iii)    Except as otherwise disclosed on Schedule 3.6(b)(iii), each Benefit Plan is, and has been operated in material compliance with Applicable Laws and regulations and is and has been administered in all material respects in accordance with Applicable Laws and regulations and with its terms. There are no actions, suits, disputes, arbitrations, audits or other governmental proceedings or other claims pending or, to the Knowledge of the Sellers, Threatened with respect to any Benefit Plan, and, to the Knowledge of the Sellers, there is no reasonable basis for any such action or Proceeding. All payments and/or contributions required to have been made with respect to all Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Benefit Plan and Applicable Law. Each Benefit Plan (or TangenX’s participation therein) may be amended, terminated, or otherwise modified by TangenX to the greatest extent permitted by Applicable Law.

(iv)    Neither TangenX nor any ERISA Affiliate has ever maintained or contributed to any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan and neither TangenX nor any ERISA Affiliate has ever incurred any Liability under Title IV of ERISA.

(v)    None of the Benefit Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by COBRA or similar state law) and TangenX has never promised to provide such post-termination benefits.

(vi)    No Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(vii)    Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(c)    Triggering of Obligation and Other Binding Commitments. Except as otherwise disclosed on Schedule 3.6(c), the consummation of the transactions described in this Agreement, in and of themselves, or in conjunction with any other event which has occurred on or prior to the Closing Date, will not (i) entitle any employee or former employee of TangenX to severance pay, deal bonuses, unemployment compensation, or any other similar payment, or accelerate the time of payment or vesting of any compensation (including equity compensation), or increase the amount of compensation due to any such employee or former employee, (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iii) result in a requirement to pay any Tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of TangenX.

(d)    Labor Matters. TangenX is not, and within the past three (3) years has not been, a party to, or otherwise obliged under, any collective bargaining or similar agreement or other labor union contract applicable to persons employed by TangenX, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect TangenX. There are no controversies, strikes, slowdowns or work stoppages active, pending or, to the Knowledge of the Sellers, Threatened between TangenX and any of its employees, and TangenX has not experienced any such controversy, strike, slowdown or work stoppage within the past three (3) years. TangenX has paid, or prior to the Closing Date will pay, in full to all its employees or adequately accrued for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of its current or former employees and Contingent Workers (the “Accrued Compensation Amounts”).

(e)    Contingent Workers. Schedule 3.6(e) contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other agents employed or used by TangenX and classified by TangenX as other than employees, or compensated other than through wages paid by TangenX through TangenX’s payroll department (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business, fee or compensation arrangements and other contractual terms with TangenX.

(f)    FLSA. TangenX currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws, and is and has been otherwise in compliance with such laws.

(g)    Classification of Workers. To the extent that any Contingent Workers are or were engaged by TangenX, TangenX currently classifies and has properly classified and treated them as Contingent Workers (as distinguished from Form W-2 employees) in accordance with Applicable Law and for the purpose of all employee benefit plans and perquisites.

(h)    Applicable Laws. To the Knowledge of the Sellers, TangenX is, and for the past three (3) years has been, in compliance in all material respects with all Applicable Laws and regulations respecting labor and employment matters, including with respect to equal employment opportunity, discrimination, harassment, wrongful discharge, unfair labor practices, immigration, wages, hours, benefits, collective bargaining, the payment of social security or similar Taxes, occupational safety and health or plant closings.

(i)    WARN Act. TangenX has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of TangenX or one or more facilities or operating units within any site of employment or facility of TangenX. During the ninety (90) day period preceding the date hereof, no more than five (5) employees has suffered an “employment loss” as defined in the WARN Act with respect to TangenX.

3.7    Tax Matters. For purposes of this Section 3.7, (i) Connors is making the representations and warranties with respect to himself and TangenX only, and not with respect to Novasep or TangenX Holding, and (ii) Novasep is making the representations and warranties with respect to itself, TangenX Holding and TangenX, and not with respect to Connors.

(a)    Tax Returns. Except as otherwise disclosed on Schedule 3.7(a), each of TangenX and TangenX Holding has timely filed with the appropriate taxing authorities all income and other material Tax Returns that are required to be filed by, or with respect to, TangenX or TangenX Holding, as applicable. Such Tax Returns are true, correct and complete in all material respects and have accurately reflected all material Liability for Taxes of TangenX or TangenX Holding, as applicable, for the periods covered thereby.

(b)    Payment of Taxes. All Taxes and Tax Liabilities of each of TangenX and TangenX Holding due and owing have been timely paid to the proper taxing authority.

(c)    Other Tax Matters. Neither TangenX nor TangenX Holding has been the subject of a dispute or claim or an audit or other examination of Taxes by the taxing authorities of any Governmental Body, or has received any written notices from any such taxing authority. Neither TangenX nor TangenX Holding has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of such entity. Neither TangenX nor TangenX Holding is presently contesting any Tax liability before any Governmental Body. All Taxes which each of TangenX and TangenX Holding is (or has been) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over and properly reported to the proper Governmental Body. There are no Tax sharing, allocation, indemnification or similar agreements in effect as between TangenX or TangenX Holding and any other party under which the Purchaser or TangenX or TangenX Holding could be liable for any Taxes or other claims of any Person. Neither TangenX nor TangenX Holding has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request that is pending with any taxing authority that relates to Taxes or Tax Returns of such entity. No power of attorney granted by TangenX or TangenX Holding with respect to any Taxes is currently in force. No claim has ever been made by a Governmental Body in a jurisdiction where TangenX or TangenX Holding does not file Tax Returns that TangenX or TangenX Holding is or may be subject to taxation in such jurisdiction.

(d)    Encumbrances. There are no Encumbrances for Taxes on any of the assets of TangenX or TangenX Holding, other than statutory liens for current Taxes that are not yet due and payable that have been fully accrued on the books of TangenX or TangenX Holding, as applicable.

(e)    Tax Reserves. The unpaid Taxes of each of TangenX and TangenX Holding did not, as of the date of the most recent Balance Sheet, exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such Balance Sheet (rather than in any notes thereto) and will not exceed that reserve as adjusted for operations and transactions entered into in the Ordinary Course of Business through the Closing Date in accordance with the past custom and practice of such entity in filing its Tax Returns.

(f)    Copies of Tax Returns. Each of TangenX and TangenX Holding has made available to the Purchaser true, correct and complete copies of income Tax Returns and all other material Tax Returns relating to such entity for each of the preceding four (4) taxable years, if applicable. Since TangenX Holding was formed on November 10, 2016, TangenX Holding has not filed any Tax Returns.

(g)    Timing Matters. Neither TangenX nor TangenX Holding will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of U.S. state, local or non-U.S. law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Code Sections 455 or 456, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-33 I.R.B. 991) received on or prior to the Closing Date, (vi) election made under Code Section 108(i) prior to the Closing Date, or (vii) any similar election, action, or agreement that would have the effect of deferring any Liability for Taxes of TangenX or TangenX Holding, as applicable, from any period ending on or before the Closing Date to any period ending after such date.

(h)    Successor Liability. Neither TangenX (including any predecessor of TangenX) nor TangenX Holding (i) has ever been a member of a combined, consolidated, affiliated or unitary group for Tax purposes and (ii) has Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any comparable provision of local, state or non-U.S. law), as a transferee or successor, by Contract, or otherwise.

(i)    Listed Transactions. Neither TangenX nor TangenX Holding is a party to, has participated in, or is currently participating in, a “listed transaction” (as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2)).

(j)    Tax Classification. TangenX has been taxed as a C corporation for U.S. federal income Tax purposes since September 1, 2006, and TangenX Holding has been taxed as a C corporation for U.S. federal income Tax purposes since November 10, 2016. Neither TangenX nor TangenX Holding has a permanent establishment or conducts business through any branch other than its country of formation.

(k)    Spin Offs. Neither TangenX nor TangenX Holding has ever been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code and the Treasury Regulations promulgated thereunder.

(l)    Joint Ventures. Neither TangenX nor TangenX Holding has ever been party to any joint venture, partnership or other arrangement or Contract treated as a partnership for federal income Tax purposes.

(m)    USRPHC. Neither TangenX nor TangenX Holding is (or has ever been) a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code.

(n)    Net Operating Losses. The net operating loss carryforwards (the “NOLs”) of TangenX, as set forth on Appendix I, are not subject to any limitation under Sections 382 or 384 of the Code, or otherwise; and there is no Proceeding or investigation now pending or, to the Knowledge of the Sellers, Threatened against, with respect to or in limitation of the NOLs of TangenX as of the Closing Date, including, without limitation, any limitations under Sections 382 or 384 of the Code (other than limitations incurred in connection with transactions effected pursuant to this Agreement). The NOLs on Appendix I accurately reflect the NOLs of TangenX as of the Closing Date.

3.8    No Guaranties.

(a)    TangenX has not guaranteed, or otherwise become contingently liable for, any Liability of any Person. To the Knowledge of the Sellers, no event has arisen that would give rise to any obligation of guaranty on behalf of TangenX. TangenX is not subject to any obligation or requirement to provide funds to, or invest in, any other Person.

(b)    TangenX Holding has not guaranteed, or otherwise become contingently liable for, any Liability of any Person. To the Knowledge of Novasep, no event has arisen that would give rise to any obligation of guaranty on behalf of TangenX Holding. TangenX Holding is not subject to any obligation or requirement to provide funds to, or invest in, any other Person.

3.9    Financial Statements. The Sellers have furnished (or made available) to the Purchaser true and correct copies of the unaudited financial statements of TangenX for fiscal year 2015, consisting of the balance sheet of TangenX as of December 31 in each of the years 2015, 2014, 2013 and 2012 and the related statements of income and cash flow for the years then ended, and the unaudited financial statements of TangenX as of September 30, 2016, consisting of the balance sheet and the related statement of income and cash flow for the nine (9) month period then ended (collectively, the “Financial Statements”). The unaudited balance sheet of TangenX as of December 31 in each of the years 2015, 2014, 2013 and 2012, and unaudited balance sheet of TangenX as of September 30, 2016 are collectively referred to hereinafter as the “Balance Sheets.” All of said Financial Statements, including any notes thereto, (i) fairly present, in all material respects, the financial position of TangenX as of the end of the applicable fiscal period and the results of its operations for the applicable periods then ended, and (ii) have been prepared in accordance with generally accepted accounting principles applied by TangenX on a consistent basis throughout the periods covered thereby, and on a basis consistent with that of prior years and periods, in each case subject to normal and recurring year-end adjustments and the absence of notes.

3.10    Absence of Certain Developments. Except for the transactions contemplated by this Agreement, since June 30, 2016 or as set forth in Schedule 3.10: (i) there has not been any development, change, effect, event, occurrence or circumstance (“Developments”) or combination of Developments affecting TangenX or its business, condition (financial or other), operations, results of operations, assets, properties or Liabilities that has had, or is likely to have, a material adverse effect; and/or (ii) TangenX has conducted the Business in the Ordinary Course of Business and has not:

(a)    declared, set aside or paid a dividend or made any other distribution with respect to any class of capital stock of TangenX;

(b)    changed accounting methods or practices (including, without limitation, any change in depreciation, amortization or cost accounting policies or rates), or changed its cash management policies, pricing, collection or payment policies, including by accelerating the collection of accounts receivables or delaying the payment of accounts payable outside the Ordinary Course of Business;

(c)    hired any Person, entered into any employment contract, or Benefit Plan, written or oral, or entered into any other agreement relating to providing management and operating personnel;

(d)    granted to any current or former director, officer or employee of TangenX any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits;

(e)    terminated the employment, changed the title, office or position, or materially reduced the responsibilities of any officer, senior manager or key employee of TangenX;

(f)    made any change or amendment in its Articles of Organization or bylaws;

(g)    issued or sold any securities, acquired, directly or indirectly, by redemption or otherwise, any securities, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

(h)    made any capital expenditure exceeding $25,000;

(i)    made or changed any material Tax election, filed any amended Tax Return, entered into any agreement (including, without limitation, a closing agreement) with respect to Taxes, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, adopted or changed any accounting methods, practices or periods for Tax purposes, made or requested any Tax ruling, entered into any Tax sharing or similar agreement or arrangement, entered into any transactions giving rise to a deferred gain or loss, or settled any Tax claim or assessment;

(j)    incurred any obligations for Indebtedness;

(k)    transferred, leased, assigned, sold or otherwise disposed of any asset which is material to TangenX, or transferred, assigned or granted any license or sublicense with respect to any Intellectual Property;

(l)    acquired by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or equity interests of, or by any other manner, any business or any Person or any division thereof;

(m)    suffered any damage, destruction or loss (whether or not covered by insurance) to its property resulting in Liabilities in excess of $10,000;

(n)    terminated, amended or entered into, or waived a material right under, a Contract, or entered into any Contract with a Related Person; and/or

(o)    agreed, whether in writing or otherwise, to do or commit to do or effect any of the foregoing except as otherwise required under this Agreement

3.11    Intellectual Property.

(a)    Schedule 3.11(a) contains a complete and accurate list of all (i) Patents owned by TangenX or used or held for use by TangenX in the Business (“TangenX Patents”), registered Marks owned by TangenX or used or held for use by TangenX in the Business (“TangenX Marks”), (ii) products and/or services currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by TangenX (the “Products”), (iii) licenses, sublicenses or other agreements under which TangenX is granted rights by others in Intellectual Property (other than commercial off the shelf software that is made available for a total cost of less than $10,000), and (iv) licenses, sublicenses or other agreements under which TangenX has granted rights to others in Intellectual Property. Except as set forth on Schedule 3.11(a), all TangenX Intellectual Property owned or purported to be owned by TangenX that has been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world is registered in the name of TangenX. Except as set forth on Schedule 3.11(a), TangenX does not own or hold for use in the Business any registered Copyrights or material unregistered Marks.

(b)    Except as set forth on Schedule 3.11(b):

(i)    with respect to the TangenX Intellectual Property owned or purported to be owned by TangenX, TangenX exclusively owns such TangenX Intellectual Property free and clear of all Encumbrances;

(ii)    all TangenX Intellectual Property owned by or exclusively licensed to TangenX that has been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world is currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and, to the Knowledge of the Sellers, all TangenX Intellectual Property owned by or exclusively licensed to TangenX is valid and enforceable;

(iii)    none of the TangenX Intellectual Property owned by or exclusively licensed to TangenX that has been issued by, or registered by or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date;

(iv)    TangenX has all rights that are either (A) necessary to use the TangenX Intellectual Property or (B) to the Knowledge of the Sellers, needed to conduct the Business, including valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that TangenX owns or leases or that TangenX has otherwise provided to its employees for their use, and valid licenses to use any Intellectual Property owned by others that is presently used or needed to conduct the Business, whether or not listed in Schedule 3.11(a);

(v)    there are no pending or, to the Knowledge of the Sellers, Threatened claims against TangenX alleging that (A) the operation of the Business or any activity by TangenX, (B) the manufacture, sale, offer for sale, importation, and/or use of any Product, or (C) the possession or use in the Business of any of the TangenX Intellectual Property, infringes or violates (or in the past infringed or violated) the Intellectual Property rights of any other Person (“Third Party Intellectual Property”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property;

(vi)    neither the operation of the Business, nor any activity by TangenX, nor manufacture, use, importation, offer for sale and/or sale of any Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property; provided, that, solely with respect to Patents, the foregoing representation is made only to the Knowledge of the Sellers;

(vii)    there are no pending, or to Knowledge of the Sellers, no Threatened claims against TangenX alleging that any TangenX Intellectual Property is invalid or unenforceable; no TangenX Patent has been or is now involved in any interference, reissue, re-examination, inter-partes review, post-grant review, or opposition Proceeding; to the Knowledge of the Sellers, there is no Patent of any third party that potentially interferes with a TangenX Patent; all Products made, used or sold under the TangenX Patents have been marked with the proper patent notice;

(viii)    TangenX is not obligated under any Contract or otherwise to pay royalties, fees or other payments to any Person for the use of any Intellectual Property; TangenX has not entered into any agreement to indemnify any other Person against any claim of infringement or misappropriation of any Intellectual Property; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (A) restrict TangenX’s rights to use any Intellectual Property, (B) restrict TangenX’s Business, in order to accommodate a third party’s Intellectual Property, or (C) permit third parties to use any TangenX Intellectual Property;

(ix)    TangenX has not licensed any TangenX Intellectual Property to others, has not otherwise allowed others to use it and, to the Knowledge of the Sellers (A) there is no, nor has there been any, infringement or violation by any Person of any TangenX Intellectual Property or of TangenX’s rights therein or thereto and (B) there is no, nor has there been any, misappropriation by any Person of any TangenX Intellectual Property or the subject matter thereof;

(x)    Connors and Mark Perreault are the only former or current employees, consultants or contractors of TangenX that developed inventions relating to the business of TangenX and each of Connors and Mark Perreault has executed written instruments with TangenX that assign to TangenX all rights, title and interest in and to any and all (A) inventions, improvements, ideas, discoveries, writings, works of authorship, other Intellectual Property, and information relating to the business of TangenX and any of the products or services being researched, developed, manufactured or sold by TangenX or that may be used with any such products or services and (B) Intellectual Property relating thereto, and, except for Connors and Mark Perreault, no other former or current employees, consultants, or contractors of TangenX has any right, title or interest in or to any (A) inventions, improvements, ideas, discoveries, writings, works of authorship, other Intellectual Property, or any of the products or services being researched, developed, manufactured or sold by TangenX or that may be used with any such products or services or (B) Intellectual Property relating thereto;

(xi)    TangenX has taken all reasonable security measures to protect the confidentiality and value of all Trade Secrets owned by TangenX or used or held for use by TangenX in the Business (“TangenX Trade Secrets”), including, without limitation, requiring each TangenX employee with access to TangenX Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Purchaser and, to the Knowledge of the Sellers, there has not been any breach by any party to such confidentiality agreements;

(xii)    each Product performs in all material respects in accordance with its documented specifications and as TangenX has warranted to its customers; and

(xiii)    the consummation of the transactions contemplated by this Agreement will not adversely affect the use by TangenX of any TangenX Intellectual Property.

3.12    Compliance with Laws. The Business is and has been operated and TangenX is and has been in compliance in all material respects with the requirements of Applicable Laws to which TangenX is subject, and TangenX has not received any written notice of, and the Sellers have no Knowledge of, any violation of any Applicable Laws. None of the representations and warranties contained in this Section 3.12 shall be deemed to relate to employment and benefit matters (which are governed by Section 3.6), tax matters (which are governed by Section 3.7), or environmental matters (which are governed by Section 3.20).

3.13    Contracts. All Contracts of TangenX are set forth in Schedule 3.13 and have been provided (or made available) to the Purchaser. All of the Contracts in Schedule 3.13 were made in the Ordinary Course of Business and, to the Knowledge of the Sellers, are valid, binding and currently in full force and effect. TangenX is not in material breach or default under any of the Contracts and, to the Knowledge of the Sellers, no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a breach or default by TangenX, or give rise to a right of termination or cancellation by another party under any of the

Contracts, or cause the acceleration of any Liability of TangenX, or result in the creation of any Encumbrance upon any of the properties or assets of TangenX. Except as set forth in Schedule 3.13, none of the Contracts have been canceled, terminated, amended, assigned, or modified. Except as set forth in Schedule 3.13, the consummation of the transactions contemplated hereby will not require the consent, waiver or approval of, or notice to, any Person under any of the Contracts.

3.14    Real Estate. TangenX does not currently own, and has never owned, any real property. The only real estate which TangenX leases are two units both located at 910 Boston Turnpike Road, Shrewsbury, MA 01545 (the “Leased Property”). TangenX is not in default in the performance of any material obligation under the leases for the Leased Property, and none of the other parties to such leases are in default in performance of their material obligations thereunder. Such leases are in full force and effect, and TangenX has not assigned its rights under such leases.

3.15    Adequacy of Properties. TangenX owns, leases or otherwise has adequate rights to use the assets and tangible and intangible personal property necessary for the conduct of the Business in the manner in which such Business is presently being conducted with no material conflict with or infringement of the rights of others. TangenX has good, valid and transferable title to, or valid and transferable lease hold interests in, all of its assets and tangible and intangible personal property, free and clear of all Encumbrances, and no Seller or any Affiliate of any Seller has any interest in such assets and properties.

3.16    Permits and Certificate Applications. TangenX has timely obtained, or applied and met the requirements for, all Permits of each Governmental Body having jurisdiction over TangenX, or any of its properties or assets, required to operate and carry on the Business as now being conducted and has timely applied to renew any such Permits for which such renewal application is required. The Permits of TangenX are in full force and effect. TangenX has not received written notice that any Permit is being considered for non-renewal, termination, revocation or suspension and there are no applications for Permits or Permit extensions pending before any Governmental Bodies.

3.17    Insurance.

(a)    Schedule 3.17 sets forth a list, as of the date hereof, of all insurance policies maintained by TangenX or with respect to which TangenX is a named insured or otherwise the beneficiary of coverage. Such insurance policies are in full force and effect on the date of this Agreement, and effective until the Closing Date, and all premiums due on such insurance policies have been paid. Schedule 3.17 sets forth a list of all claims made under such insurance policies within the last two (2) years that exceed $25,000 individually.

(b)    TangenX has promptly and adequately notified the insurance carriers of any and all claims known with respect to the Business for which TangenX is insured and no insurance carrier has denied coverage or reserved its rights with respect to such claims.

(c)    Except as set forth in Schedule 3.17, the consummation of the transactions contemplated by this Agreement will not result in the loss of insurance coverage for TangenX for occurrences prior to the Closing Date.

3.18    Brokers. Except for Brocair Partners LLC, neither the Sellers, TangenX, TangenX Holding nor any of their Affiliates have employed or engaged any broker, finder, agent, banker or third party, nor have they otherwise dealt with anyone purporting to act in the capacity of a finder or broker in connection with the transactions contemplated hereby. Except for the payment of fees to Brocair Partners LLC, no commissions, finder’s fees or like charges have been or will be incurred by the Sellers, TangenX, TangenX Holding or any of their Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.19    Relationship with Related Persons. Except as set forth in Schedule 3.19, the Sellers, their directors and officers (as applicable), and their Related Persons do not have any interest in or claim to any of the properties or assets of or used by TangenX and do not own, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has had business dealings or a financial interest in any transaction with TangenX. Except as set forth in Schedule 3.19, to the Knowledge of the Sellers, neither the Sellers, nor any director or officer of any Seller that is an entity, and none of their Related Persons, is a party to any Contract with, or has any claim or right against, TangenX.

3.20    Environmental Matters.

(a)    Except as set forth in Schedule 3.20(a), TangenX: (i) has not transported, stored, and/or disposed of any Hazardous Materials except in compliance with Environmental Laws, and has been and is in compliance in all material respects with all Environmental Laws; (ii) does not have Knowledge that the Leased Property is now being used, or has ever been used, as a landfill, dump or other disposal, storage, transfer, treating or handling area for any Hazardous Materials; (iii) to the Knowledge of the Sellers, asbestos, polychlorinated biphenyls or urea formaldehyde has not been placed, stored, located, or disposed on the Leased Property; (iv) to the Knowledge of the Sellers, there are currently no and there have never been any underground and/or above ground storage tanks (whether or not currently in use) on the Leased Property; (v) to the Knowledge of the Sellers, the Leased Property does not contain Hazardous Materials that require remediation under Environmental Laws; and (vi) has not agreed to assume, and has not assumed by operation of law, any environmental Liability of any other Person. The Sellers have provided or made available to the Purchaser all environmental audits, environmental risk assessments, site assessments, environmental Permits, health and safety plans and health and safety incident reports relevant to the Business or to any property now or formerly owned, operated or leased by TangenX. TangenX has all required environmental Permits required to operate the Business.

(b)    Except as set forth in Schedule 3.20(b), TangenX has not: (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written notice, demand, complaint or claim under any Environmental Law; or (iii) to the Knowledge of Sellers, been subject to or threatened with any governmental or citizen enforcement action with respect to any Environmental Law.

3.21    Absence of Undisclosed Liabilities. TangenX has no Liabilities or obligations, either accrued, absolute, contingent or otherwise except for Liabilities: (i) reflected or reserved against in the Balance Sheets as of their respective dates or in the notes thereto; or (ii) those which have been incurred in the Ordinary Course of Business since June 30, 2016.

3.22    Capital Projects. Except as set forth on Schedule 3.22, TangenX has not planned any capital expenditures in excess of $25,000 during 2016 or the first six (6) months of 2017.

3.23    Bank Accounts. Schedule 3.23 lists the names, account numbers, authorized signatories and locations of all banks and other financial institutions at which TangenX has an account or safe deposit box and the name of each Person authorized to draft on or have access to any such account or safe deposit box.

3.24    Indebtedness at Closing. There is no Indebtedness due and owing from TangenX to any Person, there are no pay-off letters relating to such Indebtedness, and as of the Closing there will be no monetary obligations of TangenX with respect to any such Indebtedness.

3.25    Suppliers and Customers.

(a)    Schedule 3.25(a) sets forth a list of the top ten (10) suppliers by value of purchases by TangenX (each, a “Supplier”) for the nine-month period ending September 30, 2016. In the prior three (3) years, no Supplier has terminated or materially reduced its business relationships with TangenX. There has been no written or, to the Knowledge of Novasep, TangenX Holding or TangenX, any other communication from any Supplier which has been received by Novasep, TangenX or TangenX Holding stating that such Supplier is planning to terminate or materially reduce its business relationships with TangenX. There has been no written or, to the Knowledge of Connors or TangenX, any other communication from any Supplier which has been received by Connors or TangenX stating that such Supplier is planning to terminate or materially reduce its business relationships with TangenX. In the prior three (3) years, there has not been any material adverse change in relations with any Supplier.

(b)    Schedule 3.25(b) sets forth a list of the top twenty-five (25) customers and/or distributors by revenue of TangenX (each, a “Customer”) for the nine-month period ending September 30, 2016. In the prior three (3) years, no Customer has terminated or materially reduced its business relationships with TangenX. There has been no written or, to the Knowledge of Novasep, TangenX Holding or TangenX, any other communication from any Customer which has been received by Novasep, TangenX or TangenX Holding stating that such Customer is planning to terminate or materially reduce its business relationships with TangenX. There has been no written or, to the Knowledge of Connors or TangenX, any other communication from any Customer which has been received by Connors or TangenX stating that such Customer is planning to terminate or materially reduce its business relationships with TangenX. Except as set forth on Schedule 3.25(b), in the prior three (3) years, there has not been any material adverse change in relations with any Customer.

3.26    Accounts Receivable; Accounts Payable. All of the accounts receivable of TangenX were incurred in the Ordinary Course of Business and are valid and enforceable claims and are not subject to any setoff or counterclaim. Except as set forth in Schedule 3.26, TangenX has no loans receivable from any Affiliate of any Seller or from any director, manager, officer or employee of any Seller or its Affiliates. Any reserve for doubtful accounts reflected in the Financial Statements has been determined in accordance with the TangenX Accounting Practices and is adequate to account for such doubtful accounts. TangenX has collected its accounts receivable in the Ordinary Course of Business and has not accelerated any such collections. All accounts payable of TangenX arose in bona fide arm’s length transactions in the Ordinary Course of Business and no such account payable is delinquent by more than thirty (30) days in its payment. Schedule 3.26 lists an accurate aging of any accounts receivable and accounts payable outstanding as of the date hereof. Except as set forth on Schedule 3.26, TangenX has not provided any discounts, allowances, free Products, rebates or other promotions in connection with the sale of Products to any Customer that could be a Liability of TangenX post-Closing.

3.27    Warranties and Products. There are no existing or, to the Knowledge of the Sellers, Threatened claims against TangenX relating to any work performed by TangenX, product Liability, warranty or other similar claims against TangenX alleging that any Product is defective or fails to meet any product or service warranties. To the Knowledge of the Sellers, there are (a) no material systemic or chronic problems with any current Product of TangenX, and (b) no material Liabilities for warranty or other material claims or returns with respect to any Product of TangenX relating to any such defects or problems.

3.28    Inventory. All of the Inventory consist of goods usable and/or saleable, and have all certifications necessary and sufficient for use and/or sale, in TangenX’s Ordinary Course of Business. Purchase commitments for raw materials and parts are not in excess of normal requirements and none are at prices materially in excess of current market prices. Since June 30, 2016, no Inventory has been sold or disposed of except through sales in the Ordinary Course of Business. “Inventory” means all raw materials, works-in-progress, finished goods, supplies and other inventories of TangenX, wherever situated.

3.29    Illegal Payments. None of TangenX, any of its employees, officers, managers or directors and, to the Knowledge of the Sellers, any third-party acting on behalf of TangenX, has taken or failed to take any action which would cause TangenX to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any rules or regulations thereunder if such law, rules and regulations were applicable thereto. None of TangenX, any of its employees, officers, managers or directors and, to the Knowledge of the Sellers, any third-party acting on behalf of TangenX, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (a) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (b) inducing such Official to use his, her or its influence with any Governmental Body to affect or influence any act or decision of such Governmental Body, or to obtain an improper advantage in order to assist TangenX, or any third-party in obtaining or retaining business for or with, or directing business to, TangenX. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, manager, director or employee of any Governmental Body. The Sellers shall be liable for any pre-Closing breach by TangenX of any Applicable Laws pertaining to anticorruption, including the FCPA, in each of the jurisdictions in which TangenX currently does business or has done business in the five (5) years prior to the date hereof, either directly or indirectly. To the Knowledge of the Sellers, no event, fact or circumstance has occurred in the three (3) years prior to the date hereof or exists that is reasonably likely to result in a finding of noncompliance with any Applicable Law relating to anticorruption. Neither TangenX, nor any of its Representatives or, to the Knowledge of the Sellers, any third-party acting on behalf of TangenX, (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any other Person, (iii) has violated or is violating any provision of the FCPA, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.30    Export Control Laws. During the last five (5) years, TangenX has conducted its export transactions in accordance, in all material respects, with applicable provisions of United States export control laws and regulations. Without limiting the foregoing: (a) TangenX has obtained all material export licenses and other material approvals required for its export of Products, software, and technologies from the United States; (b) TangenX is in compliance in all material respects with the terms of all applicable material export licenses or other material approvals; (c) there are no pending or, to the Knowledge of the Sellers, Threatened claims against TangenX with respect to such material export licenses or other material approvals; (d) to the Knowledge of the Sellers, there are no Proceedings, conditions, or circumstances pertaining to the export transactions of TangenX that would reasonably be expected to give rise to any material future claims; and (e) no consents or approvals relating to any export licenses of TangenX are required in connection with the transactions contemplated hereby. Schedule 3.30 sets forth an accurate and complete list of each of the countries to which TangenX has shipped or distributed Products during the last five (5) years.

3.31    Books and Records.

(a)    The Sellers have made available to the Purchaser true, correct and complete copies of all minutes and corporate records of TangenX. At the Closing, all of those minute books and corporate records will be in the possession of TangenX.

(b)    Novasep has made available to the Purchaser true, correct and complete copies of all minutes and corporate records of TangenX Holding. At the Closing, all of those minute books and corporate records will be in the possession of TangenX Holding.

3.32    No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3 (including the related portions of the Schedules), none of the Sellers, TangenX, TangenX Holding or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Sellers, TangenX or TangenX Holding, including any representation or warranty as to the accuracy or completeness of any information regarding TangenX furnished or made available to the Purchaser and its Representatives (including any information, documents or material made available to the Purchaser in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of TangenX, or any representation or warranty arising from statute or otherwise in law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement for the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants to the Sellers that each and all of the following representations and warranties are true and correct as of the date of this Agreement.

4.1    Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct its business as it is now being conducted.

4.2    Due Authorization. The execution, delivery and performance of this Agreement, and the Ancillary Documents to be executed and delivered by the Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and the Ancillary Documents have been duly and validly authorized; executed and delivered by the Purchaser and the obligations of the Purchaser hereunder and thereunder are or will be, upon such execution and delivery (and assuming due authorization, execution and delivery by the other parties hereto and thereto), valid, legally binding and enforceable against the Purchaser in accordance with their respective terms.

4.3    Investment Purpose. The Purchaser is acquiring the Stock solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Purchaser acknowledges that the Stock is not registered under the Securities Act of 1933, as amended, or any state securities laws. The Purchaser is able to bear the economic risk of holding the Stock for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.4    Lawful Performance. The Purchaser has full power and authority to perform its obligations under this Agreement and the Ancillary Documents. The execution, delivery and performance of this Agreement and the Ancillary Documents to be executed, delivered and performed by the Purchaser pursuant to this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate any provision of any agreement entered into by the Purchaser; (ii) result in a violation or breach of any of the terms, conditions or provisions, or give rise to any termination or cancellation, or acceleration of any material obligation under, of any note, bond, mortgage, indenture, license, franchise, Permit (including, but not limited to, any Permits, approvals or authorizations of any Governmental Body), lease or other Contract to which the Purchaser is a party, or by which it or any of its properties or assets may be bound; or (iii) violate any Applicable Laws; in each case, which could materially and adversely affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

4.5    Available Funds. As of the date of this Agreement, the Purchaser has sufficient cash in immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated hereby. The Purchaser confirms that it is not a condition to the Closing or any of its other obligations under this Agreement for the Purchaser to obtain financing for or in connection with the transactions contemplated by this Agreement.

4.6    Brokers. Except for EuroConsult Capital LLC, the Purchaser has not employed or engaged any broker, finder, agent, banker or third party, nor has it otherwise dealt with anyone purporting to act in the capacity of a finder or broker in connection with the transactions contemplated hereby. Except for the payment of fees to EuroConsult Capital LLC, no commissions, finder’s fees or like charges have been or will be incurred by the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.7    Litigation. There is no Proceeding pending or, to the Knowledge of the Purchaser, Threatened (a) against or by the Purchaser or any Affiliate of the Purchaser that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; or (b) against the Purchaser that would reasonably be expected to adversely affect or restrict the Purchaser’s ability to enter into and perform the Purchaser’s obligations under this Agreement or any Ancillary Document.

4.8    Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the Business, results of operations, prospects, condition (financial or otherwise) and assets of TangenX and TangenX Holding. The Purchaser acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser has relied solely upon its own investigation and the express representations and warranties of the Sellers set forth in Article 3 of this Agreement (including the related portions of the Schedules); and (ii) none of the Sellers, TangenX, TangenX Holding, or any other Person has made any representation or warranty as to the Sellers, TangenX, TangenX Holding or this Agreement, except as expressly set forth in Article 3 of this Agreement (including the related portions of the Schedules).

ARTICLE 5

COVENANTS

5.1    Confidentiality. Each of the Sellers shall, and shall cause his or its Affiliates, and his, its or such Affiliate’s Representatives (collectively, the “Covered Persons”) to, treat and hold, as confidential and not disclose, any Confidential Information and any non-public, confidential or proprietary information concerning the Purchaser and its Affiliates (together with any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information, collectively, the “Covered Information”), refrain from using any of the Covered Information (except to the extent that such Covered Information is disclosed in connection with such Seller providing services to the Purchaser or its Affiliates), and deliver promptly to the Purchaser, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Covered Information which are in its or his possession or under its or his control. Notwithstanding the foregoing, Covered Information shall not include information that is (i) generally available to the public other than as a result of a breach of this Section 5.1 or other act or omission of a Covered Person, or (ii) lawfully received after the Closing Date from a third party not known to a Covered Person to be under any obligation of confidentiality with respect to such information or fiduciary duty with respect to the secrecy of such information. In the event that a Covered Person is required in any Proceeding, discovery, or any subpoena, civil investigative demand, or similar process to disclose any Covered Information, such Covered Person shall notify the Purchaser promptly of the requirement so that the Purchaser may seek an appropriate protective order at its expense or waive compliance with the provisions of this Section 5.1. If, in the absence of a protective order or the receipt of a waiver hereunder, a Covered Person is, on the advice of counsel, required to disclose any Covered Information in any Proceeding to any Governmental Body, such Covered Person may disclose such Covered Information to such Governmental Body; provided, that such Covered Person shall use commercially reasonable efforts to obtain, at the request and expense of the Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Covered Information required to be disclosed as the Purchaser shall designate. Each Seller shall hold in confidence the existence of and terms of this Agreement, except such Seller may disclose such information (a) to his or its Tax and financial advisors for purposes of complying with the Seller’s Tax obligations or other reporting obligations under Applicable Law arising out of the transactions contemplated hereby, (b) to his or its legal counsel and accountants, and (c) in the case of a Seller that is an entity, to its stockholders or bondholders and the stockholders and bondholders of its Affiliates, provided that the disclosed information is limited to the results of the Seller’s investment in TangenX and such other information as is required to be disclosed by the Seller pursuant to existing agreements as of the date hereof, subject in each case to a duty or agreement of confidentiality. Nothing in this Section 5.1 shall operate to prevent or inhibit any Covered Person from using or disclosing Covered Information to the extent such Covered Person considers it necessary or desirable to do so for the purpose of exercising or enforcing any of his, her or its rights under Section 2.5.

5.2    Non-Competition/Non-Solicitation.

(a)    No Seller shall, directly or indirectly, for a period of two (2) years after the Closing Date, engage (whether as owner, employee, operator, manager, consultant or otherwise) anywhere in the world in any business that competes with the Business. Notwithstanding the foregoing, no Seller shall be prohibited by this Section 5.2(a) from acquiring or owning less than one percent (1%) of the outstanding voting power of any publicly traded company on a passive basis.

(b)    No Seller shall, nor shall he or it permit any of his or its Affiliates to, directly or indirectly, for a period of two (2) years after the Closing Date, (i) solicit or attempt to induce any customer, supplier, agent or distributor of TangenX as of the Closing Date expected to materially adversely affect the Business, or (ii) contact, solicit or approach for the purpose of offering employment to, or hire (whether as an employee, consultant, agent, independent contractor or otherwise), any employee employed by the Purchaser or any of its Affiliates (including TangenX) during the one-year period preceding such contact, solicitation or approach (provided, that the foregoing clause shall not prohibit a Seller or its Affiliates from entering into discussions with, soliciting or employing any Person who responds to a general solicitation not targeting any such employee).

(c)    Each Seller, for itself or himself and on behalf of its or his Affiliates, agrees that the scope of the restrictive provisions set forth in this Section 5.2 are reasonable with respect to subject matter, time and scope and that the provisions contained in this Section 5.2 are a material inducement to the Purchaser’s entering into this Agreement and but for the provisions contained in this Section 5.2 the Purchaser would not have entered into this Agreement. In the event that any court determines that the subject matter, duration or geographic scope, or all of the foregoing, is unreasonable and that such provision is to that extent unenforceable, the Purchaser and each Seller, for itself and on behalf of each of its Affiliates, agree that the provision shall remain in full force and effect for the greatest time period and for the broadest subject matter and in the greatest area, as the case may be, that would not render it unenforceable. It is specifically understood and agreed that any breach of the provisions of this Section 5.2 by any Seller or any of its Affiliates will result in irreparable injury to the Purchaser, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Purchaser shall be entitled to enforce the specific performance of this Section 5.2 by such Seller and its Affiliates through both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting a bond, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies. For the avoidance of doubt, the parties hereto acknowledge and agree that the restrictions set forth in this Section 5.2 are in addition to any restrictions set forth in any employment agreement and/or any other Contract between the Purchaser or any of its Affiliates (including TangenX), on the one hand, and any Seller, on the other hand. Each Seller acknowledges and agrees that he or it has received, or are receiving, substantial consideration in connection with the transactions contemplated by this Agreement.

(d)    For purposes of this Section 5.2, with respect to Novasep, Affiliates shall mean Novasep Holding SAS and all of its Affiliates other than (a) bona fide investors in Novasep Holding SAS or any such investor’s portfolio companies or other investments and (b) any bona fide acquiror of Novasep Holding SAS or a material portion of its assets, which at the time of such acquisition, already conducts any business that competes with the Business as long as such acquiror does not (during the period contemplated by Section 5.2) utilize personnel or resources of Novasep that were materially involved in the Business prior to the Closing.

5.3    Tax Matters.

(a)    Preparation of Tax Returns. The Purchaser shall cause TangenX and TangenX Holding to prepare and timely file all Tax Returns of TangenX and TangenX Holding for Pre-Closing Tax Periods that are due after the Closing Date (collectively, the “Purchaser Prepared Returns”). To the extent that a Purchaser Prepared Return relates solely to a taxable period ending on or before the Closing Date, such Tax Return shall be prepared in accordance with existing procedures, practices, and accounting methods of TangenX, unless otherwise required by Applicable Law. Each Purchaser Prepared Return that relates solely to a taxable period ending on or before the Closing Date shall be submitted to the Sellers for their review and comment at least twenty (20) days prior to the due date of such Purchaser Prepared Return (taking into account extensions). The Purchaser shall consider any comments of the Sellers in good faith prior to filing such Purchaser Prepared Returns. No failure or delay in the Purchaser providing Purchaser Prepared Returns for the Sellers to review shall reduce or otherwise affect the obligations or Liabilities of the Sellers pursuant to this Agreement. The Sellers shall pay to the Purchaser those Taxes shown on any Purchaser Prepared Return (and with respect to any Tax Returns for any Straddle Period allocated to the Sellers in a manner consistent with Section 5.3(b)) no later than five (5) days before the Purchaser is required to file such Purchaser Prepared Returns with the applicable Governmental Body (taking into account any extensions timely filed by TangenX), except to the extent the amount of any such Taxes was included as Indebtedness of TangenX, as finally determined. The Liabilities of TangenX identified on paragraphs (i), (ii), (iii) and (v) of Appendix G shall be deemed for Tax purposes to have been paid by TangenX prior to the Closing and any and all Tax deductions for the full amount of such payments shall be attributed to the Pre-Closing Period to the extent permitted by Applicable Law.

(b)    Apportionment of Taxes. In the case of any Straddle Period, the amount of any Taxes of TangenX (i) based on or measured by income or receipts, sales or use, employment, or withholding for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which TangenX holds a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of other Taxes of TangenX for a Straddle Period for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)    Cooperation. The Purchaser, TangenX and the Sellers shall (and shall cause their respective Affiliates to: (i) assist in the preparation and timely filing of any

Tax Return of TangenX, (ii) assist in any audit or other Proceedings with respect to Taxes or Tax Returns of TangenX, (iii) make available any information, records or other documents relating to any Taxes or Tax Returns of TangenX, and (iv) provide any information necessary or reasonably requested to allow the Purchaser or TangenX to comply with any information reporting or withholding requirements contained in the Code or other Applicable Law.

(d)    Tax Contests. In the event TangenX or its Affiliates receives notice of any pending or threatened Tax audits or assessments or other disputes concerning Taxes following the Closing Date with respect to which the Sellers may incur Liability hereunder (each, a “Tax Contest”), the Purchaser shall promptly notify the Sellers of such matter in writing; provided, that no failure or delay of the Purchaser in providing such notice shall reduce or otherwise affect the obligations of the Sellers pursuant to this Agreement, except to the extent that the Sellers are materially and adversely prejudiced as a result of such failure or delay. The Purchaser shall control, at the Sellers’ expense, any such Tax Contest; provided, that (x) the Sellers, at their own cost and expense, shall have the right to participate in any such Tax Contest to the extent it relates to a Pre-Closing Tax Period and (y) the Purchaser shall not settle any such Tax Contest without the Sellers’ prior written consent, not to be unreasonably withheld, conditioned or delayed. In the event of any conflict between Article 6 and this Section 5.3(d), the provisions of this Section 5.3(d) shall control.

(e)    Tax Refunds. The Sellers will be entitled to all refunds, credits for overpayment of Taxes or reductions of Tax of TangenX for any Pre-Closing Tax Period. If the Purchaser or TangenX receives any refund, credit for overpayment of Taxes or benefit from any reduction in Tax to which TangenX is entitled pursuant to this Section 5.3(e), the Purchaser or TangenX will promptly pay the amount of such refund (including interest received from a taxing authority thereon), credit or reduction in Tax to the Sellers, net of the amount of any Taxes and out-of-pocket expenses that the Purchaser, TangenX or any Affiliate thereof incur with respect to such refund, credit or reduction in Taxes. In the event that any Tax refund or credit is subsequently determined by any taxing authority to be less than the amount paid by the Purchaser, TangenX or any of their Affiliates to the Sellers pursuant to this Section 5.3(e), the Seller shall promptly return any such disallowed amount (plus any interest or penalties in respect of such disallowed amount owed to any taxing authority) to the Purchaser. Notwithstanding the foregoing, nothing in this Section 5.3(e) shall require that the Purchaser, TangenX or any of their Affiliates make any payment with respect to any Tax refund (and such refund shall be for the benefit of the Purchaser) that is with respect to (i) any refund that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a taxable period (or portion thereof) beginning after the Closing Date, (ii) any refund resulting from the payment of Taxes made on or after the Closing Date to the extent the Sellers have not borne such Tax or otherwise have not indemnified the Purchaser or TangenX for such Taxes or (iii) any refund that gives rise to a payment obligation by TangenX to any Person under Applicable Law or pursuant to a provision of a Contract or other agreement entered (or assumed) by TangenX on or prior to the Closing Date.

(f)    Transfer Taxes. The Purchaser, on the one hand, and the Sellers, on the other hand, shall each be responsible for fifty percent (50%) of all transfer, value-added, documentary, sales, excise, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”). The Sellers shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by Applicable Laws or to the extent reasonably requested, each of the Purchaser and TangenX shall, cooperate in the preparation and filing and join in the execution of any such Tax Returns and other documentation.

(g)    Post-Closing Actions. The Purchaser covenants that it will not cause or permit TangenX or TangenX Holding to (i) take any action between the Closing and 11:59 p.m. EST on the Closing Date (other than actions consistent with past practices and that are taken in connection with the normal day-to-day operations of such entities) that could reasonably be expected to give rise to any Tax liability or reduce any Tax asset that otherwise would be taken into account in determining any Tax to be paid by the Sellers, TangenX or TangenX Holding or (ii) make or change any Tax election, adopt or change any accounting method or amend any Tax Return, in each case, in respect of any Pre-Closing Tax Period that could reasonably be expected to result in any increased Tax liability or reduction of any Tax asset for the Sellers, TangenX or TangenX Holding without the Sellers’ prior written consent (not to be unreasonably withheld conditioned or delayed).

(h)    Tax Adjustment Amount.

(i)    As soon as practicable, and in no event later than forty-five (45) days, following the Closing Date, Novasep shall deliver to the Purchaser a calculation of the final tax adjustment amount relating to the Reorganization (the “Tax Adjustment Amount”), prepared in good faith in accordance with this Section 5.3(h), taking into account all appropriate state, federal and local Tax implications, along with reasonable supporting detail to evidence the calculation of such amount. The Tax Adjustment Amount shall be calculated in the same manner as, and using the same assumptions and methodologies, as the Estimated Tax Adjustment Amount as set forth on Appendix I and, in all cases, in accordance with Applicable Law. The Purchaser shall have a period of thirty (30) days to review and provide notice to Novasep if the Purchaser objects to any portion of Novasep’s calculation. During this period, Novasep shall provide the Purchaser with any other information reasonably requested by the Purchaser in connection with the Purchaser’s review of such calculations. Any such information provided by Novasep to the Purchaser or its representatives in connection with this Section 5.3(h) shall be held strictly confidential, and such information shall only be disclosed to those representatives of the Purchaser necessary to accomplish the purposes of this Section 5.3(h). Any disputes with respect to the calculation of the Tax Adjustment Amount that cannot be resolved through negotiations between the Purchaser and Novasep pursuant to this Section 5.3(h) shall be taken to the Accounting Referee and resolved in the same manner as disputed matters are to be resolved pursuant to Section 2.5(d).

(ii)    The Estimated Tax Adjustment Amount shall reduce the amount paid to Novasep at the Closing in accordance with Appendix C. If the Tax Adjustment Amount, as finally determined pursuant to this Section 5.3(h), exceeds the Estimated Tax Adjustment Amount, such excess shall be paid by Novasep, and such payment shall be made in full no later than five (5) Business Days prior to the date the Tax Return on which the Tax related to the additional Tax Adjustment Amount is required to be reported is due. If the Estimated Tax Adjustment Amount exceeds the Tax Adjustment Amount as finally determined pursuant to this Section 5.3(h), such excess shall be reimbursed to Novasep and such payment shall be made by the Purchaser promptly (and in any event within five (5) Business Days) after the filing of the Tax Return on which the Tax related to the Tax Adjustment Amount is required to be reported.

5.4    Release. Each Seller, on behalf of itself or himself and each of its or his Affiliates, beneficiaries, estate, successors and assigns (each, a “Releasor”), hereby irrevocably and unconditionally releases the Purchaser, its Affiliates and any of their Representatives, successors and assigns (including TangenX and TangenX Holding) (collectively, the “Releasees”) from any and all charges, complaints, claims, Liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, existing or prospective, relating to TangenX and TangenX Holding, their respective assets and properties or the Business (collectively, “Claims”); provided, however, that the foregoing release shall not cover: (i) Claims arising from rights of any Releasor under this Agreement, any Ancillary Document or any other agreement entered into by such Releasor with a Releasee in connection with the Closing, (ii) any right to indemnification under Applicable Law or the organizational documents of TangenX, or (iii) with regard to Connors, who is an employee of TangenX, any Claims for accrued and unpaid compensation or benefits or other matters relating to his status as a service provider to TangenX (but specifically excluding for purposes of this clause (iii) any compensatory equity compensation benefit or award) (collectively, “Excluded Claims”). Such Releasor expressly acknowledges that the release contained herein applies to all Claims other than Excluded Claims, regardless of whether such Claims are known or unknown, suspected or unsuspected, existing or prospective, and include Claims which, if known by the Releasor, might materially affect its decision to enter into this Agreement. Such Releasor has considered and taken into account the possible existence of such Claims in determining whether to execute and deliver this Agreement. Such Releasor has the legal capacity to execute and deliver this Agreement, and perform any obligations under this Section 5.4. Such Releasor irrevocably and unconditionally covenants and agrees not to assert any suit, demand, litigation, lawsuit, action or claim with respect to any Claim; provided that the foregoing covenant shall not apply to any Excluded Claim. Such Releasor confirms and agrees that it or he (i) has had a reasonable time and opportunity to consult with the its financial, legal, Tax and other advisors, if desired, before signing this Agreement, and (ii) has not relied on any representation or statement not set forth in this Agreement made by any Representative of the Purchaser, TangenX or any other Person with regard to the subject matter, basis or effect of this Agreement or otherwise. Such Releasor acknowledges that this Section 5.4 is a material inducement for the Purchaser to enter into this Agreement and effect the transactions contemplated hereby.

5.5    D&O Insurance Policy. On or prior to Closing Date, TangenX will purchase and fully pay the premium for (or include the premium payable as a Transaction Cost), directors’ and officers’ fiduciary Liability run-off insurance for the directors and officers of both TangenX and TangenX Holding (and errors and omissions insurance, but only to the extent that as of the date hereof TangenX and TangenX Holding have such coverage), each of which shall by its terms survive the Closing and provide run-off coverage for six years following the Closing Date for TangenX and TangenX Holding and the directors and officers of TangenX and TangenX Holding serving TangenX and TangenX Holding immediately prior to the Closing Date who, prior to the Closing Date, were covered by directors’ and officers’ liability insurance policies in which TangenX and TangenX Holding are named insureds or covered by such policies with respect to matters arising at or prior to the Closing Date. The terms of such policy are identified on Schedule 5.5 to this Agreement. TangenX shall cause such insurance to be bound not later than the Closing Date.

5.6    Financial Statements. Following the Closing Date, upon the reasonable request of the Purchaser in connection with the preparation of the financial statements of TangenX and TangenX Holding to be included in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including as required by Rule 3-05 of Regulation S-X, or any NASDAQ Global Market listing requirements (collectively, the “Applicable Securities Laws”), each Seller shall provide information requested by the Purchaser and use its or his commercially reasonable efforts to assist in the preparation of (i) an audit of the financial information of TangenX and TangenX Holding for the periods required pursuant to the Applicable Securities Laws, in each case assuming the consummation of the Closing (the “Audited Financial Statements”), and (ii) the pro forma financial information relating to the Purchaser’s acquisition of all of the equity of TangenX and TangenX Holding, as required by the Applicable Securities Laws, in each case assuming the consummation of the Closing (together with the Audited Financial Statements, the “Required Financial Information”). In connection with the foregoing, each Seller will generally cooperate with the Purchaser’s reasonable requests in order to facilitate preparation of the Required Financial Information. Any out-of-pocket, documented and reasonable costs incurred with the Audit Accountants for the preparation of the Required Financial Information shall be paid by the Purchaser.

5.7    Benefit Plans.

(a)    Assumption of Liabilities. Neither the Purchaser nor any of its Affiliates (including TangenX and TangenX Holding) shall assume any Liability with respect to any Benefit Plan or other employee benefit plan of any kind or nature maintained by Novasep, LLC or any of its Affiliates for any of the current or former employees, directors or other service providers who perform services for TangenX (collectively, the “TangenX Employees”), other than the Benefit Plans maintained solely by TangenX.

(b)    Defined Contribution Plans. On the Closing Date, Novasep shall make, or cause to be made, all employee and required employer contributions with respect to the

TangenX Employees’ employment service to the Novasep, LLC 401(k) plan (the “Novasep 401(k) Plan”) and shall cause the accounts of all TangenX Employees under the Novasep 401(k) Plan to become fully vested as of the Closing Date. TangenX Employees with outstanding participant loan balances under the Novasep 401(k) Plan shall be permitted to roll over their plan loans to the Purchaser’s 401(k) plan after the Closing as part of any qualifying rollover distribution. Novasep shall not place any participant loan in default under the Novasep 401(k) Plan, provided that each TangenX Employee apply for a distribution and rollover of his or her 401(k) plan in a timely manner so that rollovers can be made prior to the end of the grace period for the repayment of the loan.

5.8    Stock Repurchase Price Adjustment for Mark Perreault. Appendix G contains an accrued liability in respect of a stock repurchase price adjustment of $509,479.76 payable to Mark Perreault pursuant to the terms of the Bonus Letter Agreement, dated October 23, 2016, by and between Mark Perreault and TangenX (the “Perreault Bonus Agreement”). The Purchaser shall cause TangenX to pay such $509,479.76 to Mark Perreault following the Closing pursuant to the terms of the Perreault Bonus Agreement.

ARTICLE 6

INDEMNIFICATION

6.1    Reliance. All representations, warranties, covenants, and agreements of the Sellers and the Purchaser made in this Agreement, in the Schedules delivered to the Purchaser, and in any Ancillary Document (i) are material and shall be deemed to have been relied upon by the party or parties to whom they are made, and shall survive the Closing in accordance with Section 6.4 regardless of any investigation on the part of such party or its Representatives, with each party reserving all of its rights hereunder in connection with any breach or alleged breach, and (ii) shall bind the parties’ successors and assigns (including any successor to the Purchaser or any Seller that is an entity by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties and their respective successors and assigns, whether so expressed or not.

6.2    Indemnification by the Sellers.

(a)    Each Seller, on a several and not joint basis, up to his or its Pro Rata Share of the applicable Loss and subject to Section 6.2(b), hereby covenant and agree to indemnify and hold the Purchaser, its Affiliates (including TangenX and TangenX Holding), and their respective directors, officers, employees, stockholders and agents, and each of their successors and permitted assigns (each, a “Purchaser Indemnified Party”), harmless from, against and in respect of any and all Losses that any Purchaser Indemnified Party may at any time, directly or indirectly, suffer, sustain, incur or become subject to, arising out of, based upon, or resulting from or on account of each of the following:

(i)    The breach or falsity of any representation or warranty made by any Seller in this Agreement or any Ancillary Document;

(ii)    The breach or non-fulfillment of any covenant or agreement made by any Seller in this Agreement or any Ancillary Document;

(iii)    The allocation of the Purchase Price among the Sellers and any other Persons sharing, or claiming to share, directly or indirectly as payees of the Purchase Price, including under the organizational documents of TangenX or any other Contract, and including any inaccuracy in Appendix C;

(iv)    Any claim for a breach of the fiduciary duty of any director or stockholder of TangenX or TangenX Holding at or prior to the Closing;

(v)    Any Indemnified Taxes;

(vi)   Any Closing Transaction Expenses;

(vii)  Any Transaction Costs not included in the Final Transaction Costs;

(viii) Any Indebtedness not included in the Final Indebtedness;

(ix)   Any claim by or on behalf of Mark Perreault with respect to the Repurchased Shares;

(x)    Any claim for any pre-Closing Liability of TangenX Holding (including for, but without duplication of, any Indemnified Taxes); or

(xi)    Any claim for any Liability of Novasep or Novasep, LLC.

(b)    Notwithstanding the provisions in Section 6.2(a), the parties acknowledge and agree that Connors shall not indemnify or hold any Purchaser Indemnified Party harmless from, against and in respect of any and all Losses that any Purchaser Indemnified Party may at any time, directly or indirectly, suffer, sustain, incur or become subject to, arising out of, based upon, or resulting from or on account of any of the following:

(i)    The breach or falsity of any representation or warranty made by Novasep in this Agreement or any Ancillary Document relating to Novasep, TangenX Holding, Novasep Americas, or Novasep, LLC;

(ii)    The breach or non-fulfillment of any covenant or agreement made by Novasep in this Agreement or any Ancillary Document;

(iii)    Any claim for a breach of the fiduciary duty of any director or stockholder of TangenX at or prior to the Closing, unless such claim was brought by Connors or made in respect of any action or inaction by Connors;

(iv)    Any claim for a breach of the fiduciary duty of any director or stockholder of TangenX Holding at or prior to the Closing;

(v)     Any claim by or on behalf of Mark Perreault with respect to the Repurchased Shares;

(vi)    Any claim for any pre-Closing Liability of TangenX Holding (including for, but without duplication of, any Indemnified Taxes in respect of TangenX Holding);

(vii)  Any claim for any Liability of Novasep or Novasep, LLC;

(viii) Any Transaction Costs or Closing Transaction Expenses not included in the Final Transaction Costs, except for any bonuses, retention obligations or similar amounts payable by or due from TangenX that are triggered solely by the transactions contemplated hereby to the extent not accrued for in the calculation of Estimated Working Capital, but not except for any Transaction Payroll Taxes and/or any unemployment insurance contributions with respect to any such bonuses, retention obligations or similar amounts payable by or due from TangenX;

(ix)   Any adjustment to the Purchase Price pursuant to the terms of Section 2.5, to the extent such adjustment relates to or is affected by the amount of Transaction Costs, except for any bonuses, retention obligations or similar amounts payable by or due from TangenX that are triggered solely by the transactions contemplated hereby;

(x)    any adjustment to the Purchase Price pursuant to the terms of Section 5.3(h); or

(xi)   any Taxes: (A) imposed on TangenX Holding or TangenX resulting from the sale of Novasep, LLC to Novasep Americas or the distribution of the stock of TangenX to TangenX Holding; (B) of any member (other than TangenX) of an affiliated, consolidated, combined or unitary group of which TangenX Holding (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. law; or (C) of any Person imposed on TangenX Holding as a transferee or successor, by Contract, indemnification agreement or otherwise, or pursuant to any law, which Taxes relate to an event, agreement or transaction occurring on or before the Closing Date. Notwithstanding the foregoing, Connors shall solely be liable for any Taxes imposed on him relating to the sale of the Connors-Owned Stock pursuant to this Agreement.

With respect to any Losses that any Purchaser Indemnified Party suffers, sustains, incurs or becomes subject to, that are subject to this Section 6.2(b), Novasep’s Pro Rata Share shall be 100%.

6.3    Indemnification by the Purchaser. The Purchaser hereby covenants and agrees to defend, indemnify and hold the Sellers, their directors, officers, employees, Affiliates, shareholders and agents, and each of their successors and assigns (each a “Seller Indemnified Party”, and collectively with the Purchaser Indemnified Parties, the “Indemnified Parties”), harmless from, against and in respect of any and all Losses that any Seller Indemnified Party may at any time, directly or indirectly, suffer, sustain, incur or become subject to, arising out of, based upon, or resulting from or on account of each or all of the following:

(a)    The breach or falsity of any representation or warranty made by the Purchaser in this Agreement or any Ancillary Document;

(b)    The breach or non-fulfillment of any covenant or agreement made by the Purchaser in this Agreement or any Ancillary Document; or

(c)    Non-payment by the Purchaser of the Closing Cash Consideration set forth on Appendix C pursuant to Section 2.3 of this Agreement.

6.4    Survival Periods.

(a)    Survival Period for Representations. All representations and warranties contained in this Agreement shall survive for a twelve (12) month period following Closing (during which written notice of a claim will preserve such claim in Section 6.4(c)) (the “Escrow Release Date”); provided, however, that (i) the representations and warranties made pursuant to Section 3.7 (Tax Matters) shall survive until thirty (30) days following the expiration of the applicable statutory period of limitation (including all periods of extension, whether automatic or permissive) (during which written notice of a claim will preserve such claim in Section 6.4(c)); (ii) the representations and warranties made pursuant to Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3 (Due Authorization), Section 3.18 (Brokers) and Section 3.19 (Relationship with Related Persons) shall survive until thirty (30) days following the latest expiring statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters (during which written notice of a claim will preserve such claim in Section 6.4(c)); and (iii) the representations and warranties made pursuant to Section 4.1 (Organization), Section 4.2 (Due Authorization), and Section 4.6 (Brokers) shall survive until thirty (30) days following the latest expiring statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters (during which written notice of a claim will preserve such claim in Section 6.4(c)).

(b)    Survival Period for Covenants. The covenants and other agreements contained in this Agreement shall survive the Closing indefinitely or for the period contemplated by their respective terms, and the period during which a claim for indemnification may be asserted in connection therewith shall survive the Closing until thirty (30) days following the latest expiring statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters (during which written notice of a claim will preserve such claim in Section 6.4(c)).

(c)    Indemnification Claims. Notwithstanding the foregoing in this Section 6.4, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party(ies) within the time periods set forth in this Section 6.4 shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally and fully resolved.

6.5    Limits on Indemnification.

(a)    The Sellers (calculated in the aggregate), on the one hand, or the Purchaser, on the other hand, shall not be obligated to provide indemnification under Section 6.2(a)(i) as modified by Section 6.2(b) (other than claims with respect to Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3 (Due Authorization), Section 3.7 (Tax Matters), Section 3.18 (Brokers) and Section 3.19 (Relationship with Related Persons) (collectively, the “Seller Fundamental Reps”), for which this Section 6.5(a) shall not apply) and Section 6.3(a) (other than claims with respect to Section 4.1 (Organization), Section 4.2 (Due Authorization), and Section 4.6 (Brokers), for which this Section 6.5(a) shall not apply), as applicable, until the total of all Losses with respect to such matters exceeds €370,000, which constitutes One Percent (1.0%) of the Base Price, and then only for the amount by such Losses exceed $200,000.

(b)    No Seller shall have any Liability beyond his or its Pro Rata Share of 7.5% of the Base Price (i.e., for Novasep 5.98% and for Connors 1.52%, unless Section 6.2(b) applies, in which case Novasep’s Pro Rata Share shall be 7.5% of the Base Price) for any Losses incurred by the Purchaser Indemnified Parties pursuant to Section 6.5(a) (other than the Seller Fundamental Reps, for which this Section 6.5(b) shall not apply) in the aggregate.

(c)    No Seller shall be required to provide indemnification under this Article 6 in an aggregate amount in excess of the portion of the Pro Rata Share of the Purchase Price (including any Escrow Funds). The Purchaser shall not be required to provide indemnification under this Article 6 in an aggregate amount in excess of the Purchase Price.

(d)    The Indemnified Parties’ right to indemnification pursuant to this Article 6 on account of any Losses will be reduced by all insurance or other third party indemnification or contribution proceeds actually received by the Indemnified Parties in respect of those Losses. The Indemnified Parties shall remit to the party from which such Indemnified Party is seeking indemnification under this Article 6 (the “Indemnifying Party”), for the benefit of such other party, any such insurance or other third party proceeds that are paid to the Indemnified Parties with respect to Losses for which the Indemnified Parties have been previously indemnified pursuant to this Article 6.

(e)    The Purchaser Indemnified Parties’ right to indemnification will be satisfied first from the Escrow Fund, subject to the terms of the Escrow Agreement; provided, however, notwithstanding the forgoing, that the Purchaser Indemnified Parties shall have the right to satisfy any amounts due to the Purchaser Indemnified Parties’ under Section 5.3(h) from either Novasep or the Escrow Fund.

(f)    Notwithstanding the other provisions of this Section 6.5 or Article 6, the limitations set forth in this Section 6.5 and Article 6 shall not apply in the case of fraud, intentional misrepresentation or willful misconduct of a party hereto; provided, however, that this Section 6.5(f) shall have no effect on Section 6.2(b), such that any fraud, intentional misrepresentation or willful misconduct of Novasep shall not affect the limitations with respect to Connors and any fraud, intentional misrepresentation or willful misconduct of Connors shall not affect the limitations with respect to Novasep.

(g)    For purposes of the parties’ indemnification obligations under this Article 6, all of the representations and warranties set forth in this Agreement that are qualified as to “material,” “materiality,” “material respects,” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining the amount of Losses resulting from, arising out of or relating to any such breach of representation or warranty (other than “material adverse effect” in Section 3.10).

(h)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, consequential, special or indirect damages (other than incidental), including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Ancillary Documents, or any damages based on any type of multiple.

6.6    Notice of Loss of Third Party Claims.

(a)    An Indemnified Party shall give the Indemnifying Party prompt written notice of any matter which an Indemnified Party has determined gives rise or could reasonably be expected to give rise to a right of indemnification under this Agreement stating the amount of the Loss, if known, and method of computation thereof (if known), and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, that no failure or delay of the Indemnified Party in providing such notice shall reduce or otherwise affect the obligations of the Indemnifying Party pursuant to this Agreement, except to the extent that such Indemnifying Party is materially and adversely prejudiced as a result of such failure or delay.

(b)    If an Indemnified Party shall receive notice of any Proceeding, action, audit, claim, demand or assessment against it from a third party (each, a “Third-Party Claim”), which gives rise or would reasonably be expected to give rise to a claim for Loss under this Article 6, the Indemnified Party shall give the Indemnifying Party prompt written notice of such Third-Party Claim together with copies of all notices and documents served on or received by the Indemnified Party; provided, that no failure or delay of the Indemnified Party in providing such notice or documents shall reduce or otherwise affect the obligations of the Indemnifying Party pursuant to this Agreement, except to the extent that such Indemnifying Party is materially and adversely prejudiced as a result of such failure or delay. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel reasonably acceptable to the Indemnified Party if it gives written notice of its intention to do so to the Indemnified Party within ten (10) Business Days of the receipt of such notice from the Indemnified Party (but in all cases within such time as is reasonable to permit the Indemnified Party to adequately respond to any such claim in the event that the Indemnifying Party will not assume the defense thereof), which notice shall state and agree that the Indemnifying Party would be liable under the provisions hereof for indemnity in the amount claimed by such third party if such claims by such third party (subject to any applicable limitations set forth in Section 6.5) are valid and that such Indemnifying Party intends to defend against such Third Party Claims in good faith, and to assume and conduct the defense of such claim with counsel selected by the Indemnifying Party, at the Indemnifying Party’s sole cost and expense; provided, however, that the Indemnifying Party shall not settle, compromise or otherwise resolve any Third-Party Claim without the Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed) to the extent such settlement, compromise or other resolution could have an adverse impact on the Indemnified Party; provided, further, that the Indemnifying Party shall not be permitted to assume the defense without the consent of the Indemnified Party if the Third-Party Claim seeks monetary damages in excess of the Indemnifying Party’s or Indemnifying Parties’ then-remaining maximum Liability hereunder (taking into account the limitations set forth in Section 6.5), seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party, or where the Indemnified Party has determined in good faith that the Third-Party Claim could have a material impact on its or its Affiliates’ reputation or its or its Affiliates’ intellectual property or products. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense. If the parties to the action or Proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by legal counsel that it has available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnifying Party, as a result of which representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party; provided, that such Indemnifying Party shall be obligated to pay for only one counsel for the Indemnified Party in any jurisdiction. Further, if the Indemnifying Party does not assume control of the defense in accordance with this Section 6.6(b) or a diligent good faith defense is not being or ceases to be conducted by the Indemnifying Party, the Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party) and shall have the right to compromise or settle such Third Party Claim; provided, however, that if the Indemnifying Party has not consented (such consent not to be unreasonably withheld, conditioned or delayed) to any compromise or settlement of such claims, then the amount of such compromise or settlement shall not be dispositive of the amount of Losses the Indemnified Party may recover pursuant to the indemnity provided in this Article 6. Except with the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), no Indemnifying Party, in the defense of any such claim, will consent to the entry of any judgment or enter into any settlement that (i) includes any remedy other than a cash payment, which is fully satisfied by the Indemnifying Party, or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to the

Indemnified Party of a release from all Liability with respect to such claim. If the Indemnifying Party has properly assumed the defense of a Third Party Claim pursuant to this Article 6, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto (or in the possession or control of any of its Affiliates or its or their Representatives) as is reasonably requested by the Indemnifying Party or its counsel. If the Indemnifying Party has not properly assumed the defense of a Third Party Claim pursuant to this Article 6, the Indemnifying Parties shall reasonably cooperate with the Indemnified Party in its defense and make available to the Indemnified Party all witnesses, pertinent records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto (or in the possession or control of any of its Affiliates or its or their Representatives) as is reasonably requested by the Indemnified Party or its counsel.

6.7    Remedies. Each of the parties hereto acknowledges and agrees that following the Closing, except with respect to matters covered by Section 2.5, the indemnification provisions in Article 6 shall be the sole and exclusive remedies of the parties hereto for any breach of the representations and warranties contained in this Agreement and for any failure to perform and comply with any covenant or agreement in this Agreement. Notwithstanding the foregoing, the provisions of this Article 6 will not prevent or limit a cause of action (i) under Section 5.2 to obtain an injunction or injunctions to prevent breaches of covenants in this Agreement or to seek other remedies for breaches of covenants in this Agreement as contemplated by Section 7.16, (ii) under Section 2.5 to enforce any decision or determination of the Accounting Referee, or (iii) for fraud, intentional misrepresentation or willful misconduct.

6.8    Treatment of Indemnification Payments. All indemnification and other payments under this Article 6 shall, to the extent permitted by Applicable Law, be treated for all income Tax purposes as adjustments to the Purchase Price. None of the Purchaser, TangenX. TangenX Holding, the Sellers shall take any position on any Tax Return, or before any Governmental Body, that is inconsistent with such treatment unless otherwise required by any Applicable Law.

6.9    Escrow. Subject to the terms and conditions of this Agreement and the Escrow Agreement, on the Escrow Release Date, the parties shall execute and deliver to the Escrow Agent a Joint Written Direction (as defined in the Escrow Agreement) directing the Escrow Agent to release the Escrow Amount, less, without duplication, (i) the aggregate amount of any indemnification obligations of the Sellers paid out of the Escrow Account or payments made to the Purchaser pursuant to Section 2.5(c) from the Escrow Account, (ii) the aggregate amount of any indemnification obligations of the Sellers that have been resolved but remain unpaid, (iii) the aggregate amount of any indemnification claims by the Purchaser Indemnified Parties, and of which the Sellers have been notified in a Claim Notice (as defined in the Escrow Agreement) on or prior to the Escrow Release Date, and (iv) such other amount, if any, as may be agreed in writing between the Sellers and Purchaser, (if such amount is positive) to the Sellers from the Escrow Account based on their Pro Rata Share. Any portion of the Escrow Amount held by the Escrow Agent following the Escrow Release Date shall be released in accordance with the terms of this Agreement and the Escrow Agreement.

ARTICLE 7

MISCELLANEOUS

7.1    Denomination of Payments. Any payment made after the Closing Date, including any adjustments to the Purchase Price pursuant to Section 2.5 and any claims pursuant to Section 6.5, shall be made in United States Dollars. Notwithstanding the forgoing, any claim made against the Escrow Fund shall be made in Euros, with the value of such claim determined by reference to the relevant exchange rate as published in the Eastern Edition of The Wall Street Journal on the date such claim is made or, if such day is not a Business Day, on the Business Day immediately preceding such date.

7.2    Number and Gender. Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa and words importing the use of any gender shall include all genders.

7.3    Public Announcements. Unless required by Applicable Law or applicable stock exchange regulation, the timing and content of all public announcements relating to the execution of this Agreement and the consummation of the transactions contemplated hereby shall be approved by both the Purchaser and the Sellers prior to the release of such public announcements; provided, that to the extent practicable, each party agrees to consult with the Purchaser and the Sellers prior to making any public announcement required by Applicable Law or applicable stock exchange regulation regarding the content of such disclosure. Unless otherwise agreed by the Sellers and the Purchaser, the parties agree that the press release attached hereto as Appendix E shall be issued within two (2) Business Days following the Closing Date. Notwithstanding the foregoing, Novasep and its Affiliates shall be permitted, without the prior written consent of the Purchaser, to disclose the Purchase Price to its and their respective shareholders and bondholders if permissible under Section 5.1.

7.4    Cooperation. The parties agree that, at any time and from time to time, on and after the Closing Date, upon the reasonable request of the other party(ies), they will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all papers, documents, instruments, agreements, assignments, transfers, assurances and conveyances as may be necessary or desirable to carry out and give effect to the provisions and intent of this Agreement and the Ancillary Documents.

7.5    Notices. All notices, demands and other communications provided for hereunder shall be in writing and shall be given (i) by personal delivery, (ii) via facsimile transmission (receipt telephonically confirmed), (iii) by nationally recognized overnight courier (prepaid), or (iv) by certified or registered first class mail, postage prepaid, return receipt requested, sent to each party, at its and its Representative’s address as set forth below or at such other address or in such other manner as may be designated by such party or the respective Representative in a written notice to each of the other parties. All such notices, demands and communications shall be effective (i) when personally delivered, (ii) one (1) Business Day after delivery to the overnight courier, (iii) upon telephone confirmation of facsimile transmission, or (iv) upon receipt after dispatch by mail to the party to whom the same is so given or made:

If to Novasep:	NOVASEP PROCESS SAS 81 boulevard de la Moselle 54340 Pompey France Facsimile: 011-33-3-8349-7130 Attention: Mr. Philippe Stoll, President

With a copy to (but shall not constitute notice to Novasep):

NOVASEP HOLDING SAS

39 rue St-Jean de Dieu

Lyon 69007

France

Facsimile: 011-33-4-3728-2060

Attention: Mr. Pierre-Louis Mikus, Chief Legal Officer

and

Fox Rothschild LLP

2000 Market Street, 20th Floor

Philadelphia, PA 19103

Facsimile: 215-345-7507

Attention: Peter J. Tucci, Esquire

If to John Connors:	Mr. John Connors
5 Municipal Drive
Shrewsbury, MA 01545

With a copy to (but shall not constitute notice to Connors): Mirick, O’Connell, DeMallie & Lougee LLP 100 Front Street Worcester, MA 01608 Facsimile: (508) 463-1388 Attention: Andrew A. Croxford, Esq.

If to the Purchaser:	Repligen Corporation
41 Seyon Street, Building #1, Suite 100
Waltham, MA 02453 Facsimile: (781) 250-0115 Attention: Howard Benjamin

With a copy to (but shall not constitute notice to the Purchaser):

Goodwin Procter LLP
100 Northern Ave.
Boston, MA 02111
Facsimile: (617) 801-8626 Attention: Arthur McGivern, Esq.; Jason Breen, Esq.

7.6    Entire Agreement. This Agreement, including the Ancillary Documents to be executed by the parties pursuant hereto, contains the entire agreement of the parties hereto and supersedes all prior or contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

7.7    Waiver. The terms, conditions, warranties, representations and indemnities contained in this Agreement, including the Ancillary Documents, may be waived only by a written instrument executed by the Purchaser and the Sellers. Any such waiver shall only be effective in the specific instance and for the specific purpose for which it was given and shall not be deemed a waiver of any other provision hereof or of the same breach or default upon any recurrence thereof. Except as provided in Section 6.4(c), no failure on the part of a party hereto to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

7.8    Amendments. No purported amendment, modification or waiver of any provision of this Agreement or any of the Ancillary Documents shall be effective unless in a writing specifically referring to this Agreement and signed by the applicable parties thereto.

7.9    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but except as hereinafter provided in this Section 7.9, nothing in this Agreement is to be construed as an authorization or right of any party to assign its rights or delegate its duties under this Agreement without the prior written consent of the other parties hereto; provided that no such assignment and/or delegation shall relieve the assignor of any of its duties or obligations hereunder. Any such assignment by any party hereto without the prior written consent of the other parties hereto shall be null and void ab initio.

7.10    Fees and Expenses. Except as expressly provided for herein, each party hereto shall pay their own fees and expenses incurred in connection with negotiating and preparing this Agreement and the Ancillary Documents and consummating the transactions contemplated hereby and thereby, including, but not limited to, fees and disbursements of their respective attorneys, accountants, and financial advisors.

7.11    Governing Law and Jurisdiction. This Agreement, including the Ancillary Documents, shall be construed, governed by and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to the principles of comity or conflicts of laws thereof. The Sellers and the Purchaser hereby agree and consent that any legal action, suit or Proceeding seeking to enforce any provision of this Agreement, shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Massachusetts, or in the United States District Court having jurisdiction in Massachusetts and the Sellers and the Purchaser hereby agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or Proceeding in such courts, and each hereby irrevocably consents and agrees to the jurisdiction of said courts in any such suit, action or Proceeding. The Sellers and the Purchaser further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or Proceeding in said courts, and also agree that service of process or notice upon them shall be deemed in every respect effective service of process or notice upon them, in any suit, action, Proceeding, if given or made (i) according to Applicable Law, or (ii) by a Person over the age of 18 who personally served such notice or service of process on the Sellers or the Purchaser, as the case may be. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.11.

7.12    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. A facsimile or emailed .pdf file signature page shall be deemed an original. The counterparts of this Agreement and all Ancillary Documents may be executed and delivered by facsimile or emailed .pdf file signature by any party to the other parties and the receiving parties may rely on the receipt of such document so executed and delivered by facsimile or email .pdf file as if the original had been received.

7.13    Severability. In the event that any provision of this Agreement is declared or held by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Purchaser and the Sellers shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

7.14    Parties in Interest. Nothing implied in this Agreement is intended or shall be construed to confer any rights or remedies under or by reason of this Agreement upon any Person other than the Purchaser, the Sellers, and their respective representatives, successors and permitted assigns, except with respect to the Purchaser Indemnified Parties and the Seller Indemnified Parties as provided for in Article 6. Nothing in this Agreement is intended to relieve or discharge the Liabilities of any third Person to the Purchaser or the Sellers.

7.15    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The words “including,” “include” or “includes” shall mean including without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance.

7.16    Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

[remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized representatives as of the day, month and year first above written.

PURCHASER:		SELLERS:

REPLIGEN CORPORATION		NOVASEP PROCESS SAS

By:	/s/ Tony J. Hunt	By:	/s/ Philippe Stoll
Name: Tony J. Hunt Title: CEO		Name: Philippe Stoll Title: President

/s/ John Connors
John Connors, individually

APPENDIX A

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified:

“Accounting Referee” means an independent accounting firm of national reputation mutually acceptable to the Sellers and the Purchaser.

“Affiliate” when used in reference to a specified Person, means any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person.

“Ancillary Documents” means the documents, instruments and agreements to be executed and delivered by the parties pursuant to this Agreement; provided however, that Ancillary Documents shall not include the employment agreement and associated employment-related documents for Connors as provided in Section 2.7(d)(ii).

“Applicable Laws” means any and all laws (including Environmental Laws), ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, requirements and injunctions adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person’s properties or assets.

“Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA and all other bonus, stock option, restricted stock, stock purchase, stock appreciation, phantom stock, profit participation, profit-sharing, deferred compensation, severance, retention, pension, retirement, disability insurance, medical insurance, dental insurance, health insurance, or life insurance, death benefit, incentive, welfare and/or other benefit, compensation and/or retirement plan, policy, arrangement and/or Contract maintained, sponsored or participated in by TangenX, or to which TangenX could have any Liability.

“Business” means the development, design, commercialization, distribution and manufacturing of flat sheet organic membranes for biopharmaceutical filtration as conducted by TangenX, in particular tangential flow filtration (TFF) cassettes, and encapsulated TFF devices for laboratory, pilot and production-scale applications in both disposable and reusable formats; provided, however, that “Business” shall not include the development, design, commercialization, distribution and manufacturing of ceramic or spiral wound membranes.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Applicable Law to be closed in the City of Boston, Massachusetts.

“Cash and Cash Equivalents” shall mean all unrestricted cash and unrestricted cash equivalents of TangenX as of immediately prior to the Closing, as determined in accordance with the TangenX Accounting Practices.

“Closing Cash Adjustment” means the amount (the aggregate and/or component parts of which may be negative) equal to the sum of: (a) the Final Working Capital Amount minus the Estimated Working Capital; (b) the Estimated Indebtedness minus the Final Indebtedness; (c) the Final Cash and Cash Equivalents minus the Estimated Cash and Cash Equivalents; and (d) the Estimated Transaction Costs minus the Final Transaction Costs.

“Closing Cash Consideration” means the sum of (a) €37,000,000 (the “Base Price”), plus (b) (i) the Estimated Working Capital minus (ii) the Target Working Capital Amount (which may be negative), plus (c) the Estimated Cash and Cash Equivalents, minus (d) the Estimated Indebtedness, minus (e) the Estimated Transaction Costs, minus (f) the Escrow Amount; provided, however, that with respect to the Closing Cash Consideration payable to Connors at the Closing, the value of such Closing Cash Consideration shall be paid in United Stated Dollars, as determined by reference to the relevant exchange rate as published in the Eastern Edition of The Wall Street Journal on the Business Day immediately preceding the Closing Date.

“Closing Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of, or paid or to be paid by, TangenX, TangenX Holding, Novasep, any of their Affiliates, and any of their respective officers and directors in their capacities as such in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and any other agreement contemplated hereby, including: (a) all such fees, costs and expenses of any brokers, accountants, financial advisors, attorneys, consultants, auditors and other experts; (b) any such fees and expenses associated with obtaining any consents, or any waivers, consents or approvals of any Person; (c) all brokers’, finders’ or similar fees owed by any such Person in connection with the transactions contemplated hereby, including any process run by or on behalf of TangenX and as provided in Section 3.18; (d) any change of control payments, bonuses, severance, termination or retention obligations or similar amounts payable by or due from TangenX that are triggered solely by the transactions contemplated hereby; (e) any Transaction Payroll Taxes; and (f) any amounts payable by TangenX in connection with the insurance policies to be obtained in accordance with Section 5.5.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means TangenX’s ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production facilities, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals; TangenX’s computer software (including data and related software program documentation in computer-readable and hard-copy forms); other TangenX Intellectual Property; and proprietary rights of any kind, nature or description of TangenX.

“Contract” means any agreement, lease of personal or mixed property, license, contract, obligation, promise, commitment, arrangement, understanding or undertaking, instrument, document (whether written or oral and whether express or implied) of any type, nature or description that is legally binding. As used herein, the word “Contract” shall be limited in scope if modified by an adjective specifying the type of contract to which this Agreement or a Section hereof refers.

“Current Assets” means the current assets of TangenX as determined as of the close of business on the Closing Date without giving effect to the transactions contemplated by this Agreement and in accordance with the TangenX Accounting Practices; provided, however, that Current Assets shall not include (a) Cash and Cash Equivalents, or (b) any assets related to Taxes, whether current or deferred.

“Current Liabilities” means the current liabilities of TangenX as determined as of the close of business on the Closing Date without giving effect to the transactions contemplated by this Agreement and in accordance with the TangenX Accounting Practices; provided, however, that Current Liabilities shall not include (a) any Transaction Costs (other than (x) bonus amounts of the type included in clause (d) of the definition of Transaction Costs and (y) Transaction Payroll Taxes, in each case if expressly set forth on the Estimated Working Capital Statement solely for purposes of determining the Estimated Working Capital), (b) any Indebtedness of TangenX, or (c) any deferred Tax Liabilities.

“Data Room” means the electronic documentation site established by SecureDocs, Inc. on behalf of the Sellers and TangenX.

“Encumbrance” means and includes:

(i)    with respect to any personal property, any intangible property or any property other than real property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

(ii)    with respect to any real property, any mortgage, lien, easement, interest, right-of-way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of third parties (including Governmental Bodies), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

“Environmental Laws” means any and all Applicable Laws (i) regulating the use, treatment, generation, transportation, storage, control, management, recycling or disposal of any Hazardous Material, including, but not limited to, the Comprehensive Environmental Response,

Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and/or (ii) relating to the protection, preservation or conservation of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would have ever been considered a single employer with TangenX under Section 4001(b) of ERISA or part of the same “controlled group” as TangenX for purposes of Section 302(d)(3) of ERISA.

“Escrow Account” means the escrow account established pursuant to the Escrow Agreement to hold the Escrow Fund.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means the Escrow Agreement to be executed by the Purchaser, Stockholders Representative and the Escrow Agent at the Closing in the form attached hereto as Appendix F.

“Escrow Amount” means €2,775,000 (i.e., 7.5% of Base Price).

“Escrow Fund” means the Escrow Amount together with any interest that may be earned thereon.

“Final Cash and Cash Equivalents” means the Cash and Cash Equivalents as shown on the Final Working Capital Statement.

“Final Indebtedness” means the Indebtedness of TangenX as of immediately prior to the Closing as shown on the Final Working Capital Statement.

“Final Transaction Costs” means the Transaction Costs as shown on the Final Working Capital Statement.

“Final Working Capital Amount” means the Working Capital Amount as shown on the Final Working Capital Statement.

“Final Working Capital Statement” means the final and binding statement setting forth the Final Cash and Cash Equivalents, Final Indebtedness, Final Transaction Costs and Final Working Capital Amount.

“GAAP” means United States generally accepted accounting principles applied consistently.

“Governmental Body” means any:

(i)    nation, state, county, city, town, village, district or other jurisdiction of any nature;

(ii)    federal, state, local, municipal, foreign or other government;

(iii)    governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal);

(iv)    multinational organization or body; and/or

(v)    body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, or any arbitrator.

“Hazardous Materials” means any and all (i) dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances listed or identified in, or directly or indirectly regulated by, any Environmental Law, and (ii) any of the following, whether or not included in the foregoing: polychlorinated biphenyls, asbestos in any form or condition, urea-formaldehyde, petroleum (including crude oil or any fraction thereof), nuclear fuels or materials, chemical wastes, radioactive materials, explosives and known possible carcinogens.

“Indebtedness” means, without duplication: (a) any indebtedness for borrowed money (including the issuance of any debt security); (b) any obligations evidenced by notes, bonds, debentures or similar Contract; (c) any obligations for the deferred purchase price of property, goods or services; (d) any capital lease obligations categorized as such under GAAP; (e) any obligations in respect of letters of credit and bankers’ acceptances; (f) any deferred revenues or prepayments as determined under GAAP; (g) any obligations under any interest rate, currency or similar hedging agreements; (h) any unpaid Accrued Compensation Amounts as determined under GAAP; (i) all Tax Liabilities of TangenX through the Closing Date; and (j) any guaranty of any such obligations described in clauses (a) through (i) of any Person, and, in each case, together with all interest, costs, expenses, fees and penalties relating to any of the foregoing.

“Indemnified Taxes” means any and all Taxes (i) imposed on TangenX or TangenX Holding for a Pre-Closing Tax Period (including, for the avoidance of doubt, the portion of any Straddle Period ending on or before the Closing Date as determined pursuant to Section 5.3(b)), and including any Taxes resulting from the sale of Novasep, LLC to Novasep Americas (except to the extent such Taxes have already been an adjustment to the Purchase Price) or the distribution of the stock of TangenX to TangenX Holding, (ii) of any member of an affiliated, consolidated, combined or unitary group of which TangenX (or any predecessor thereof) or TangenX Holding (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. law, (iii) of any Person imposed on each of TangenX and TangenX Holding as a transferee or successor, by Contract, indemnification agreement or otherwise, or pursuant to any law, which Taxes relate to an event, agreement or transaction occurring on or before the Closing Date, (iv) that are Transaction Payroll Taxes to the extent accrued on or prior to the Closing Date or (v) that are Transfer Taxes for which the Sellers are responsible pursuant to Section 5.3(f); provided, that Indemnified Taxes shall not include (x) any Taxes that were included as a Current Liability in the calculation of Working Capital Amount, as finally determined or (y) any amounts included in the Tax Adjustment Amount that previously reduced the amounts paid to Novasep.

“Intellectual Property” means any and all of the following, as they exist throughout the world: (i) patents and patent applications, together with all reissuances, continuations, continuations in part, divisionals, revisions, extensions and reexaminations thereof (collectively, “Patents”); (ii) rights in registered and unregistered trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, packaging design, slogans and Internet domain names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications for registration, registrations and renewals in connection therewith (collectively, “Marks”); (iii) published and unpublished copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, and all translations, adaptations, derivations, and combinations thereof (collectively, “Copyrights”); (iv) mask works and all applications, registrations and renewals in connection therewith; (v) rights in know-how, trade secrets and confidential or proprietary information, including inventions, discoveries and invention disclosures (whether or not patented or patentable), research in progress, algorithms, data, databases, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies, prototypes, and techniques (collectively, “Trade Secrets”); (vi) any and all other intellectual property rights and/or proprietary rights; and (vii) copies of tangible embodiments thereof (in whatever form or medium).

“Initial Working Capital Statement” means a statement setting forth the Purchaser’s good faith determination of the calculations covered by the Estimated Working Capital Statement.

“Knowledge” means, with respect to an individual who is a natural being, an individual’s actual knowledge of a fact or other matter after conducting a reasonable investigation. With respect to an entity that is a party to, or a subject of this Agreement, “Knowledge” shall be solely attributed to the Knowledge of each officer or director. For purposes of “Knowledge of the Sellers” or similar term used herein, the Knowledge of any Seller shall result in all Sellers having Knowledge.

“Liability” or “Liabilities” means any and all debts, liabilities, claims, losses, damages, deficiencies, interest, penalties, costs, expenses and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

“Losses” means any and all losses, costs, expenses (including without limitation, reasonable attorneys’ fees and disbursements of counsel), Liabilities, damages, interest, Taxes, fines, penalties, charges, assessments, judgments, settlements, claims, causes of action, and other obligations of any nature whatsoever.

“Objection Deadline Date” means the date forty-five (45) days after delivery by the Purchaser to the Sellers of the Initial Working Capital Statement.

“Ordinary Course of Business” means an action taken by a Person only if

(i)    such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii)    such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons constituting a governing body of a Person exercising similar authority).

“Permits” means all right, title and interest in and to any permits, licenses, filings, authorizations, approvals, or other indicia of authority (and any pending applications for approval or renewal of a Permit), to own, construct, operate, sell, inventory, disburse or maintain any asset or conduct any business as issued by any Governmental Body.

“Person” means any individual, corporation (including any non-profit corporation), general, limited, or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date, and the portion of any Straddle Period ending on, and including, the Closing Date.

“Proceeding” means any suit, claim, litigation, arbitration, hearing, audit, investigation, order, or other action (whether civil, criminal, administrative or investigative) noticed, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Pro Rata Share” means with respect to Novasep 79.71% and with respect to Connors 20.29% as calculated and listed on Appendix C; except that, with respect to any claims subject to Section 6.2(b), Novasep’s Pro Rata Share shall be 100%.

“Related Persons” means, with respect to a particular individual,

(i)    each other member of such individual’s Family (as hereafter defined); and

(ii)   any Affiliate of one or more members of such individual’s Family.

With respect to a specified Person other than an individual:

(i)    any Affiliate of such specified Person; and

(ii)   each Person that serves as a director, officer, manager, general partner, executor or trustee of such specified Person (or in a similar capacity).

For purposes of this definition, the “Family” of an individual includes (i) such individual, (ii) the individual’s spouse, (iii) any lineal ancestor or lineal descendant of the individual, or (iv) a trust for the benefit of any of the foregoing.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Rights” means any and all outstanding subscriptions, warrants, options, convertible debt, preemptive rights or other arrangements or commitments obligating or which may obligate (with or without notice or passage of time or both) TangenX or TangenX Holding to issue or dispose of any of its respective (as opposed to third party) securities.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“TangenX Accounting Practices” means the historical accounting practices of TangenX as of immediately prior to the Closing, applied on a consistent basis, taking into account the exclusions set forth on Appendix H attached hereto.

“TangenX Intellectual Property” means all Intellectual Property owned or purported to be owned by TangenX, used or held for use by TangenX in the Business or that was developed by or for TangenX. “TangenX Intellectual Property” includes, without limitation, the Products, TangenX Patents, TangenX Marks, and TangenX Trade Secrets.

“Target Working Capital” means $1,300,000.

“Tax” or “Taxes” means any and all U.S. federal, state, local or municipal, or foreign taxes, including (but not limited to) net income, gross income, gross revenue, gross receipts, net receipts, ad valorem, franchise, profits, transfer, sales, use, social security, employment, unemployment, disability, license, withholding, payroll, privilege, excise, value-added, severance, stamp, occupation, property, unclaimed property, environmental, customs, duties, real estate and/or other taxes, assessments, levies, fees or charges of any kind whatsoever imposed by any Governmental Body, together with any interest or penalty relating thereto.

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including, without limitation, any schedule or attachment thereto, any amendment thereof and any estimated report or statement.

“Threatened” means a claim, Proceeding, dispute, action, or other matter for which any demand or statement has been received (in writing or orally) by TangenX, a Seller or one of their respective Affiliates that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter may be asserted, commenced, taken or otherwise pursued in the future.

“Transaction Costs” means all fees, costs and expenses incurred by or on behalf of, or paid or to be paid by, TangenX, TangenX Holding, and any of their respective officers and directors in their capacities as such in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and any other agreement contemplated hereby, including: (e) all such fees, costs and expenses of any brokers, accountants, financial advisors, attorneys, consultants, auditors and other experts; (f) any such fees and expenses associated with obtaining any consents, or any waivers, consents or approvals of any Person; (g) all brokers’, finders’ or similar fees owed by any such Person in connection with the transactions contemplated hereby, including any process run by or on behalf of TangenX and as provided in Section 3.18; (h) any change of control payments, bonuses, severance, termination or retention obligations or similar amounts payable by or due from TangenX that are triggered solely by the transactions contemplated hereby (solely to the extent not expressly included as a Current Liability in the calculation of Estimated Working Capital); (e) any Transaction Payroll Taxes (solely to the extent not expressly included as a Current Liability in the calculation of Estimated Working Capital); and (f) any amounts payable by TangenX in connection with the insurance policies to be obtained in accordance with Section 5.5.

“Transaction Payroll Taxes” means the employer portion of any payroll or employment Taxes payable by TangenX attributable to any cash outs, bonuses or other compensatory payments made in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations promulgated by the United States Treasury Department under the Code.

“Unresolved Objections” means the objections set forth on the Sellers’ Notice of Disagreement delivered to the Purchaser pursuant to Section 2.5 that remain unresolved pursuant to Section 2.5(d)(iii).

“Working Capital Amount” means the Current Assets less the Current Liabilities.